  As filed with the Securities and Exchange Commission on August 7, 2000
                                                     Registration No. 333-36946
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                            Amendment No. 4 to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                --------------
                              Active Power, Inc.
            (Exact name of registrant as specified in its charter)
      Delaware                       3629                       74-2642142
   (State or other       (Primary Standard Industrial        (I.R.S. Employer
   jurisdiction of        Classification Code Number)     Identification Number)

  incorporation or
    organization)               --------------
                              Active Power, Inc.
                             11525 Stonehollow Dr.
                                   Suite 110
                               Austin, TX 78758
             Telephone: (512) 836-6464, Facsimile: (512) 836-4511
  (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                                --------------
                           Joseph F. Pinkerton, III
                            Chief Executive Officer
                            11525 Stonehollow Drive
                                   Suite 110
                               Austin, TX 78758
                           Telephone: (512) 836-6464
                           Facsimile: (512) 836-4511
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                  Copies to:
        J. MATTHEW LYONS, P.C.                     ROBERT S. BAIRD
            TED A. GILMAN                        JEFFREY A. CHAPMAN
   Brobeck, Phleger & Harrison LLP             SHANNA DINWIDDIE JONES
   301 Congress Avenue, Suite 1200             Vinson & Elkins L.L.P.
         Austin, Texas 78701                     600 Congress Avenue
      Telephone: (512) 477-5495                  Austin, Texas 78701
      Facsimile: (512) 477-5813               Telephone: (512) 495-8400
                                              Facsimile: (512) 495-8612

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------

                     CALCULATION OF REGISTRATION FEE

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                                            Proposed Maximum     Amount of
 Title of each Class of Securities to be       Aggregate      Registration Fee
                Registered                 Offering Price (1)       (2)
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Common Stock, $0.001 par value............    $147,200,000       $38,860.80
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(1)Includes 1,200,000 shares as to which the Registrant has granted the Underwriters an option to cover over-allotments.

(2)$26,400 was previously paid on May 12, 2000 and $5,174.40 was previously paid on July 3, 2000.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion. Dated August 7, 2000.

                                8,000,000 Shares

[LOGO OF ACTIVE POWER]

                               Active Power, Inc.

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Active Power, Inc. All of the 8,000,000 shares of common stock are being sold by Active Power.

  Prior to this offering, there has been no public market for the common stock. We estimate that the initial public offering price per share will be between $14.00 and $16.00. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "ACPW".

  See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of our common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Initial public offering price .....................................   $   $
Underwriting discount..............................................   $   $
Proceeds, before expenses, to Active Power.........................   $   $

  To the extent that the underwriters sell more than 8,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 900,000 shares from Active Power and up to an additional 300,000 shares from a selling stockholder identified in this prospectus, each at the initial public offering price less the underwriting discount. Active Power will not receive any of the proceeds from the sale of any shares sold by the selling stockholder.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on      , 2000.

Goldman, Sachs & Co.
            Merrill Lynch & Co.
                      Morgan Stanley Dean Witter
                                                             CIBC World Markets

                                  -----------

                         Prospectus dated       , 2000.

                         [INSIDE FRONT COVER GRAPHICS]

[Description of graphics: The inside front cover has three graphical depictions.

The first graphic is located on the top half of the page and is captioned "Active Power transforms unreliable, inconsistent electricity..." at the top of the page and "...into high quality, dependable power," at the bottom of the graphic in the middle of the page.

The left side of the graphic depicts sine waves representing the three problems with power supplied from the electric utility grid. The first graphic shows a steady sine wave that turns into a straight line. Above the straight line is the word "Outage" with an arrow pointing at the straight line. Below this graphic is a graphic of another sine wave which has smaller peaks and valleys in the middle of the sine wave. Above the middle of the sine wave are the words "Voltage Sag" with an arrow pointing at the center of the sine wave. Below this graphic is a graphic of another sine wave which has larger peaks and valleys in the middle of the sine wave. Above the middle of the sine wave are the words "Voltage Surges" with an arrow pointing at the center of the sine wave.

In the center of the graphic is a rotor with the Active Power logo in the middle. From the rotor to the right of the page is a smooth, continuous sine wave.

At the left side of the bottom of the page is a graphic with the caption "CleanSource UPS Technology". The graphic is a three-dimensional rendering of our CleanSource UPS product showing the exposed internal components of the product without its sheet-metal shell. The graphic shows the appearance and relative size and location of the components of the product. The flywheel energy storage component is visible at the bottom of the CleanSource UPS product while the UPS electronics appear closer to the top.

At the right side of the bottom of the page is a graphic with the caption "CAT branded CleanSource UPS". This graphic is a three-dimensional rendering of a Caterpillar-branded CleanSource UPS product showing the external appearance of the product with its painted sheet-metal shell. Caterpillar's "CAT" logo is visible on the upper left of the front side of the product.]

                               PROSPECTUS SUMMARY

    This summary provides an overview of the key aspects of the offering. Because this is a summary, it may not contain all of the information that is important to you.

                               Active Power, Inc.

Overview

    We design, manufacture and market power quality products that provide the consistent, reliable electric power required by today's digital economy. We believe that we are the first company to commercialize a flywheel energy storage system that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations. Leveraging our expertise in this technology and in conjunction with Caterpillar, we have developed a battery-free power quality system which is marketed under the Caterpillar brand name. In addition, we are currently developing a fully integrated continuous power system, the initial target market for which is the rapidly growing telecommunications industry.

Industry Background

    The need for high quality electric power that is free of sags, surges and power outages has been increasing rapidly in recent years. This demand for power quality has been driven largely by the growth in the use of computers, the Internet and telecommunications products. These sophisticated applications are less tolerant of voltage disturbances than conventional uses of electricity. A 1999 study by the Electric Power Research Institute estimated that electric power problems annually cost U.S. industry more than $30 billion in lost data, material and productivity. Therefore, end users of sophisticated electronic equipment are seeking new solutions for their power quality and reliability problems.

Conventional Power Quality Systems and Their Limitations

    A variety of approaches currently exist that attempt to address the problems associated with the poor quality of power delivered by the electric utility grid. Conventional power quality systems have been constructed using three main components, batteries for short-term power disturbances, engine generators, commonly referred to as "gensets", for longer-term outages, and control electronics to bridge the two. A short-term (seconds to minutes) energy storage device with control electronics is referred to as an uninterruptible power supply, or UPS. A UPS coupled with a genset to protect against longer-term outages (minutes to hours or days) is referred to as a continuous power system, or CPS. The conventional patchwork approach to UPS and CPS has resulted in inefficient systems that generally are expensive, unreliable and environmentally unsound.

Active Power's Products

    We believe that our current products are superior alternatives to conventional UPS and CPS products and should be able to rapidly penetrate the power quality industry. With our future products, we anticipate that we will be able to compete in most segments of this industry.

CleanSource DC

    Our first product, CleanSource DC, is a patented flywheel-based energy storage system that is a cost-effective, reliable, non-toxic replacement for the lead-acid batteries used in a UPS. Our flywheel, powered with electricity from the utility grid, stores kinetic energy by constantly spinning a compact rotor inside a low friction environment. When the user requires power due to a power outage or sag, CleanSource DC converts the kinetic energy of the spinning flywheel into electricity. For longer term power outages, CleanSource DC can provide enough power to bridge the gap between the power disturbance and the start-up of the genset which will deliver long-term back-up power.

CleanSource UPS

    Our second product, CleanSource UPS, is the primary focus of our current sales efforts. It integrates UPS electronics, which detect any power quality problems, with our flywheel-based energy storage system. As a result of the efficiencies created by the significant component overlap in the two systems, CleanSource UPS represents a more compact, reliable and efficient power quality solution. When used with a genset, CleanSource UPS also provides a continuous power solution. We have granted Caterpillar distribution rights to CleanSource UPS, which is marketed under the Caterpillar brand name. While the power quality market is generally conservative and reluctant to adopt new products, we believe that our arrangement with Caterpillar will provide CleanSource UPS the credibility it will need to overcome this reluctance and penetrate the market.

Future Products

    Fully Integrated Continuous Power System. Leveraging the technology and design expertise developed in our earlier products, we are developing a fully integrated CPS. This system will combine short and long term energy storage and UPS functionality into one fully integrated system. We believe that this product will provide customers with higher levels of power reliability and lower operating costs than conventional patchwork, lead-acid battery based approaches. The initial target market for this product is as a back-up power source for distributed telecommunications applications. We anticipate commercial availability of our first CPS product in the fourth quarter of 2001.

    Distributed Power Technology. Under an agreement with Caterpillar, we are also studying the potential benefits of a new type of electromechanical technology that can be used in distributed power applications.

Market Opportunities

    According to industry sources, in 1999 businesses spent in excess of $11.0 billion globally on power quality and reliability products in an attempt to reduce losses due to power disturbances. Industry sources also estimate that market growth rates for power quality and reliability products will be 30% per year. While more established companies currently serve the power quality market, we believe that our products are superior alternatives. Our current products, CleanSource DC and CleanSource UPS, are targeted at the $5.5 billion market for UPS. Our development efforts for our existing and future products will be focused on almost all of the remaining segments of this market.

    With current and future products, we intend to focus on the following market opportunities:

Internet Market

    A study conducted by the University of Texas and released by Cisco Systems projected that the U.S. Internet economy would grow to $850 billion in 2000, up 62% from 1999. To support this growth, internet service providers must construct new facilities to house the equipment required to provide the service demanded by their customers and are adding power quality equipment to ensure continuous service around-the-clock.

Telecommunications Market

    To ensure uninterrupted service, wireless telecommunications providers must have continuous power at each cellular and PCS station. This segment represents approximately $4.0 billion of the $11.0 billion power quality market. While conventional CPS systems presently meet market demand, we are designing our next generation product, a fully integrated CPS to service the specific needs of telecommunications providers. Although this product is still in development, we believe that we will be able to rapidly penetrate this market.

Other Power Quality and Reliability Markets

    Industrial. Manufacturing organizations are employing increasing levels of automation. Even brief power disturbances, which result in lost material, lost data, and worker and plant down time, can be very expensive. Industries where we expect significant future opportunities include semiconductor and pharmaceutical manufacturing, plastic and fiber extrusion, textiles, and precision machining.

    Commercial Facilities. Many commercial facilities, such as office buildings, hotels and university facilities, now have a large number of computers or servers. Historically, these facilities have been largely unprotected from power disturbances or have only been spot-protected with a surge protector or small PC UPS under each person's desk. A single CleanSource UPS system can protect as few as 200 PCs more cost effectively than many small PC UPS products.

    Retrofit Market. Caterpillar has the largest installed base of standby generators in the world. Because even a short power disturbance can cause an extended shutdown of sensitive electronic equipment, many of the customers that have historically relied on standby generators for long-term power outages can no longer afford the five to ten second outage while the generator starts and therefore need to add a UPS for short-term protection. While a lead-acid battery based UPS can be used to upgrade a standby generator into a CPS, Caterpillar sells our CleanSource UPS and does not offer a battery-based UPS. We believe that a significant market opportunity exists to upgrade, or retrofit, a portion of Caterpillar's approximately 250,000 installed gensets worldwide by adding our CleanSource UPS, thereby creating a CPS.

Distributed Generation

    We believe that fuel cells and microturbines represent potential markets for our CleanSource products. These new technologies, which allow users to bypass the electric utility grid by generating power locally, cannot respond effectively to rapid changes in electric power demands, or loads. CleanSource DC can absorb sharp peaks in electrical demand, allowing a microturbine or fuel cell to be sized for the average power requirement of the customer, rather than for peak power requirements, thereby generating significant cost savings. In addition, CleanSource UPS can seamlessly transfer a customer load from utility power to fuel cell or microturbine standby power in the event of a utility outage.

Additional Factors You Should Consider

    In addition to the information we provide in the "Risk Factors" section and elsewhere in this prospectus, you should also consider the following factors regarding our company.

    Customer Concentration. Since our inception, a few customers have accounted for the majority of our sales. During 1999, our four largest customers accounted for 89% of our sales, with our largest, Caterpillar, accounting for 39%. In the first six months of 2000, Caterpillar accounted for

83% of our revenue as we have shifted focus to our CleanSource UPS product. We expect to be dependent on a few original equipment manufacturer customers, particularly Caterpillar, for most of our sales for the foreseeable future.

    Limited Operating History. To date, we have primarily funded our operations through sales of our preferred stock, which has resulted in gross proceeds of approximately $42.8 million, as well as $5.0 million in development funding which we received from Caterpillar in 1999. As of June 30, 2000, we had generated an accumulated deficit of $37.0 million, and we expect to continue to sustain operating losses for the next several years.

                             Corporate Information

    We were founded as a Texas corporation in 1992. We changed our name from Magnetic Bearing Technologies, Inc. to Active Power, Inc. in 1996 and we reincorporated in Delaware in 2000.

    Our principal executive offices are located at 11525 Stonehollow Drive, Suite 110, Austin, Texas 78758. Our telephone number is (512) 836-6464.

                                ----------------

                   Assumptions that Apply to this Prospectus

    This offering is for 8,000,000 shares. The underwriters have a 30-day option to purchase up to 900,000 additional shares from us and up to 300,000 additional shares from a selling stockholder to cover over-allotments. Unless we state otherwise, the information in this prospectus assumes that the underwriters will not exercise the over-allotment option.

    Except where we state otherwise, the information we present in this prospectus:

  . reflects a 2.16-for-1 split of our common stock which will be effected prior to the consummation of this offering;

  . reflects our reincorporation in Delaware in April 2000, at which time each share of common stock and preferred stock issued by our predecessor Texas corporation was exchanged for two shares of a similar series of common stock or preferred stock in the successor Delaware corporation; and

  . reflects the conversion of all outstanding shares of preferred stock, other than our 1992 preferred stock, into 17,461,883 shares of common stock upon the closing of this offering.

                                ----------------

    All references in this prospectus to "we", "us", "ours" and "Active Power" are intended to include Active Power, Inc., including our predecessor Texas corporation.

                                  The Offering

Common stock we are offering........     8,000,000 shares

Outstanding common stock after the
 offering...........................    37,662,399 shares

Use of proceeds.....................    We intend to use the net proceeds for
                                        working capital and other general
                                        corporate purposes, including increases
                                        in both component and finished goods
                                        inventory, expansion of our
                                        manufacturing facilities and capacity,
                                        capital expenditures, research and
                                        development, sales and marketing, and
                                        possible acquisitions and international
                                        expansion. See "Use of Proceeds".

Proposed Nasdaq National
 Market symbol......................    ACPW

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000, and assumes the conversion of all of our preferred stock, other than our 1992 preferred stock, into 17,461,883 shares of common stock. This number assumes no exercise of the underwriters' over-allotment option and excludes:

  . 3,423,194 shares of common stock issuable upon exercise of options outstanding as of June 30, 2000 with a weighted average exercise price of $1.08 per share;

  . 101,740 additional shares of common stock reserved under our 1993 stock option plan as of June 30, 2000, and an increase of an additional 2,592,000 shares of common stock reserved under our 2000 stock option plan which was approved by our board of directions on July 13, 2000;

  . 1,080,000 shares of common stock reserved for issuance under our employee stock purchase plan; and

  . 432,000 shares of common stock issuable upon exercise of outstanding warrants as of June 30, 2000 with a weighted average exercise price of $5.25 per share.

                         Summary Financial Information
                     (in thousands, except per share data)

                                                            Six Months Ended
                                 Year Ended December 31,        June 30,
                                 -------------------------  ------------------
                                  1997     1998     1999     1999      2000
                                 -------  -------  -------  -------- ---------
                                                               (unaudited)
Statement of Operations Data:
Product revenue................. $   138  $   915  $ 1,047  $   473  $     861
Product margin..................     (20)    (323)  (1,959)    (886)      (836)
Development funding.............     --       --     5,000    3,000        --
Total operating expenses........   3,862    5,971   10,044    3,187      9,358
Operating loss..................  (3,882)  (6,294)  (7,003)  (1,073)   (10,194)
Net loss........................  (3,738)  (5,979) (10,188)  (2,439)   (11,065)

    The following table contains a summary of our unaudited balance sheet:

  . on an actual basis at June 30, 2000;

  . on a pro forma basis to reflect the conversion of all outstanding shares of convertible preferred stock into 17,461,883 shares of common stock upon the consummation of this offering, as if such conversion had occurred on June 30, 2000; and

  . on a pro forma as adjusted basis at June 30, 2000 to additionally reflect estimated net proceeds from the sale of 8,000,000 shares of common stock offered hereby at an assumed initial public offering price of $15.00 per share.

                                                        June 30, 2000
                                                 -----------------------------
                                                             Pro    Pro Forma
                                                  Actual    Forma  As Adjusted
                                                 --------  ------- -----------
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments.................................... $ 17,749  $17,749  $128,149
Working capital.................................   18,586   18,586   128,986
Total assets....................................   23,267   23,267   133,667
Redeemable convertible preferred stock..........   69,645      --        --
Stockholders' equity (deficit)..................  (48,084)  21,561   131,961

                                  RISK FACTORS

    You should carefully consider the following risks and all other information contained in this prospectus before deciding to invest in our common stock.

We have incurred significant losses and anticipate losses for the next several years.

    We have incurred operating losses since our inception and expect to continue to incur losses in the foreseeable future. As of June 30, 2000, we had an accumulated deficit of $37.0 million. To date, our product revenue has been insignificant, and we have funded our operations through sales of our stock and a $5.0 million development funding payment from Caterpillar. We will need to generate significant revenue to achieve profitability, and we cannot assure you that we will ever realize sufficient revenue to achieve profitability. We also expect to incur significant product development, sales and marketing and administrative expenses and, as a result, we expect to continue to incur losses.

Due to our limited operating history and the uncertain market acceptance of our products, we may not ever achieve significant revenue and may have difficulty accurately predicting revenue for future periods and appropriately budgeting for expenses.

    We have generated a total of $2.8 million in product revenue over the past two and one-half years, and we have sold fewer than 100 CleanSource DC and CleanSource UPS products. We are uncertain whether our products will achieve market acceptance such that our revenues will increase or whether we will be able to achieve significant revenue. Therefore, we have a very limited ability to predict future revenue. In addition, we currently have only a small backlog of orders. Our limited operating experience, the uncertain market acceptance for our products, and other factors that are beyond our control make it difficult for us to accurately forecast our quarterly and annual revenue. However, we use our forecasted revenue to establish our expense budget. Most of our expenses are fixed in the short term or incurred in advance of anticipated revenue. As a result, we may not be able to decrease our expenses in a timely manner to offset any revenue shortfall. Further, we are expanding our staff and facilities and increasing our expense levels in anticipation of future revenue growth. If our revenue does not increase as anticipated, we will incur significant losses.

Our business is subject to fluctuations in operating results, which could negatively impact the price of our stock.

    Our product revenue, expense and operating results have varied in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include, among others:

  . the timing of orders from our customers and the possibility that these customers may change their order requirements with little or no advance notice to us;

  . the rate of adoption of our flywheel-based energy storage system as an alternative to lead-acid batteries;

  . the deferral of customer orders in anticipation of new products from us or other providers of power quality systems;

  . the ongoing need for short term power outage protection in traditional
    UPS systems;

  . the uncertainty regarding the adoption of our current and future products, including our recently introduced CleanSource UPS product and our fully integrated CPS, which we expect to introduce in the fourth quarter of 2001; and

  . the rate of growth of the markets for our products.

Our business is dependent on the market for power quality products, and if this market does not expand as we anticipate, or if alternatives to our products are successful, our business will suffer.

    The market for power quality products is rapidly evolving and it is difficult to predict its potential size or future growth rate. Most of the organizations that may purchase our products have invested substantial resources in their existing power systems and, as a result, may be reluctant or slow to adopt a new approach. Moreover, our products are alternatives to existing UPS and CPS systems and may never be accepted by our customers or may be made obsolete by other advances in power quality technologies. Improvements may also be made to the existing alternatives to our products which could render them less desirable or obsolete.

We have limited product offerings, and our success depends on our ability to develop in a timely manner new and enhanced products that achieve market acceptance.

    We have only one principal product that has any significant operating history at customer sites, CleanSource DC, and we have only recently introduced our CleanSource UPS product. To grow our revenue, we must rely on Caterpillar to successfully market our CleanSource UPS product, and we must develop and introduce to market new products and product enhancements in a timely manner. Even if we are able to develop and commercially introduce new products and enhancements, they may not achieve market acceptance. This would substantially impair our revenue prospects.

Failure to expand our distribution channels and manage our distribution relationships could impede our future growth.

    The future growth of our business will depend in part on our ability to expand our existing relationships with OEMs, to identify and develop additional channels for the distribution and sale of our products and to manage these relationships. As part of our growth strategy, we intend to expand our relationships with OEMs and to develop relationships with new OEMs. We will also look to identify and develop relationships with additional partners that could serve as distributors for our products. Our inability to successfully execute this strategy and to reduce our reliance on Caterpillar could impede our future growth.

We are heavily dependent on our relationship with Caterpillar. If our relationship is unsuccessful, our business and revenue will suffer.

    If our relationship with Caterpillar is not successful, or if Caterpillar's distribution of our CleanSource UPS product is not successful, our business and revenue will suffer. Pursuant to a development agreement, Caterpillar provided us with $5.0 million in funding to support the development of our CleanSource UPS product. In exchange for this payment, Caterpillar received co-ownership of the proprietary rights in this product. Either we or Caterpillar may license to other entities the intellectual property that we jointly own without seeking the consent of the other and all licensing revenue generated by licensing this intellectual property will be solely retained by the licensing party. However, we may not license the joint intellectual property to specifically identified competitors of Caterpillar until January 1, 2005. Caterpillar may terminate this agreement at any time by giving us 90 days' advance written notice. We also have a distribution agreement with Caterpillar. During 1999 and the first six months of 2000, we received approximately $412,000, or 39%, and $712,000, or 83%, respectively, of our product revenue from Caterpillar. Pursuant to the distribution agreement with Caterpillar, they are the exclusive distributor, subject to limited exceptions, of our CleanSource UPS product. Caterpillar is not obligated to purchase any CleanSource UPS units.

We depend on a limited number of OEM customers for the vast majority of our revenue, and the loss of or significant reduction in orders from any key OEM customer, particularly Caterpillar, would significantly reduce our revenue.

    We rely on OEMs as a primary distribution channel as they are able to sell our products to a large number of end-user organizations. We believe that the use of OEM channels will enable our products to achieve broad market penetration, while we devote a limited amount of our resources to sales, marketing and customer service and support. Our operating results in the foreseeable future will continue to depend on sales to a relatively small number of OEM customers, primarily Caterpillar. For example, in 1999 sales to our four largest customers, Caterpillar, Powerware, Micron Technologies and Lee Technologies, accounted for 39%, 21%, 16% and 13%, respectively, of our revenue. In the first half of 2000, sales to Caterpillar accounted for 83% of our revenue. Therefore, the loss of any of our key OEM customers, primarily Caterpillar, or a significant reduction in sales to any one of them, would significantly reduce our revenue. We also have granted Caterpillar semi-exclusive worldwide rights to distribute our CleanSource UPS product, provided that they meet minimum annual sales requirements. These restrictions will further increase our dependence upon Caterpillar. However, Caterpillar is not obligated to purchase any CleanSource UPS units under this agreement.

OEMs may devote a limited amount of their resources to sales, marketing and customer service and support of our products, which would adversely affect our product revenues.

    As a part of our OEM strategy, we do not make all of our products available to all of our OEMs. Consequently, an OEM could sell one of our products and compete with another product that we have not made available to it. For example, because of our relationship with Caterpillar, none of our current or potential future CleanSource DC OEMs, other than Caterpillar, is able to sell CleanSource UPS. As a result, OEMs may devote a limited amount of resources to sales, marketing and customer service and support of our products.

We may have difficulty managing the expansion of our operations.

    We are undergoing rapid growth in the number of our employees, the size of our physical facilities and the scope of our operations. For example, we had 38 employees on January 1, 1998 and had 126 employees on June 30, 2000. Such rapid expansion is likely to place a significant strain on our senior management team and other resources. Our business, prospects, results of operations or financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion.

We have no experience manufacturing our products in the quantities we expect to sell in the future.

    To be financially successful, we will have to manufacture our products in commercial quantities at acceptable costs while also preserving the quality levels achieved in manufacturing these products in more limited quantities. This presents a number of technological and engineering challenges for us. We cannot assure you that we will be successful in executing the planned expansion of our manufacturing activities. We have not previously manufactured our products in high volume. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and product standards or production volumes required to successfully manufacture large quantities of our products. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers.

We are subject to increased inventory risks and costs because we outsource the manufacturing of components of our products in advance of binding commitments from our customers to purchase our products.

    To assure the availability of our products to our OEM customers, we outsource the manufacturing of components prior to the receipt of purchase orders from OEM customers based on their forecasts of their product needs. However, these forecasts do not represent binding purchase commitments, and we do not recognize revenue for such products until the product is shipped to the

OEM. As a result, we incur inventory and manufacturing costs in advance of anticipated revenue. As demand for our products may not materialize, this product delivery method subjects us to increased risks of high inventory carrying costs and obsolescence and may increase our operating costs. In addition, we may from time to time make design changes to our products which could lead to obsolescence of inventory.

We depend on sole source and limited source suppliers for certain key components, and if we are unable to buy these components on a timely basis, our delayed ability to deliver our products to our customers may result in reduced revenue and lost sales.

    We purchase a power module and a microprocessor for our products from sole sources. We do not have long-term contracts with any of our suppliers, and to date most of our component purchases have been made in relatively small volumes. As a result, if our suppliers receive excess demand for their products, we may receive a low priority for order fulfillment as large volume customers will receive priority. If we are delayed in acquiring components for our products, the manufacture and shipment of our products also will be delayed. We generally use a twelve month forecast of our future product sales to determine our component requirements. Lead times for ordering materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms, the extensive production time required and current market demand for such components. Some of these delays may be substantial. As a result, we purchase these components in large quantities to protect our ability to deliver finished products. If we overestimate our component requirements, we may have excess inventory, which will increase our costs. If we underestimate our component requirements, we will have inadequate inventory, which will delay our manufacturing and render us unable to deliver products to customers on scheduled delivery dates. If we are unable to obtain a component from a supplier or if the price of a component has increased substantially, we will be required to manufacture the component internally, which will result in delays. Manufacturing delays could negatively impact our ability to sell our products and could damage our customer relationships.

We depend on key personnel to manage our business and develop new products in a rapidly changing market, and if we are unable to retain our current personnel and hire additional personnel, our ability to develop and sell our products could be impaired.

    We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, engineering and sales and marketing personnel. In particular, due to the relatively early stage of our business, we believe that our future success is highly dependent on Joseph F. Pinkerton, III, our founder, chief executive officer and president, to provide continuity in the execution of our growth plans. While we have severance arrangements in place with Mr. Pinkerton and with David S. Gino, our chief financial officer, we do not have long-term employment agreements in place with any of our employees. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales personnel, could delay the development and introduction of, and negatively impact our ability to sell, our products.

We have hired a substantial number of our employees from our current customers and from some of our competitors, which could damage our customer relationships and expose us to potential litigation.

    There is a limited supply of skilled employees in the power quality industry. We have hired many of our current employees from our customers and our competitors. As a result, some of our current customers might begin to view us as competitors in the future, and one or more of our competitors could file lawsuits against us alleging the infringement of their trade secrets and other intellectual property. Although we do not believe we have infringed upon the intellectual property of our competitors, such lawsuits could divert our attention and resources from our business operations.

We are a relatively small company with limited resources compared to some of our current and potential competitors, and competition within our markets may limit our sales growth.

    The markets for power quality and power reliability are intensely competitive. There are many companies engaged in all areas of traditional and alternative UPS and CPS systems in the United States, Canada and abroad, including, among others, major electric and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. There are many companies located in the United States, Canada and abroad that are developing flywheel-based energy storage systems and flywheel-based power quality systems. We also compete indirectly with companies that are developing other types of power technologies, such as superconducting magnetic energy storage, ultra-capacitors and dynamic voltage restorers.

    Many of our current and potential competitors have longer operating histories, significantly greater resources, broader name recognition and a larger customer base than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in customer requirements. In addition, some of our current and potential competitors have established supplier or joint development relationships with our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing products from us or to persuade them to replace our products with their products. Increased competition could decrease our prices, reduce our sales, lower our margins, or decrease our market share. These and other competitive pressures could prevent us from competing successfully against current or future competitors and could materially harm our business.

If we are unable to protect our intellectual property, we may be unable to compete.

    Our products rely on our proprietary technology, and we expect that future technological advancements made by us will be critical to sustain market acceptance of our products. Therefore, we believe that the protection of our intellectual property rights is, and will continue to be, important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws, and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners and control access to and distribution of our software, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where applicable laws may not protect our proprietary rights as fully as in the United States. In addition, the measures we undertake may not be sufficient to adequately protect our proprietary technology and may not preclude competitors from independently developing products with functionality or features similar to those of our products.

Our efforts to protect our intellectual property may cause us to become involved in costly and lengthy litigation which could seriously harm our business.

    In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. Although we have not been involved in intellectual property litigation, we may become involved in litigation in the future to protect our intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages or invalidate our intellectual property rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

  . cease selling our products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all; or

  . redesign those products that use infringing intellectual property or cease to use an infringing trademark.

Any acquisitions we make could disrupt our business and harm our financial condition.

    Although we are not currently negotiating any business or technology acquisitions, as part of our growth strategy, we intend to review opportunities to acquire other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities. We have no experience in making acquisitions. Acquisitions entail a number of risks that could materially and adversely affect our business and operating results, including:

  . problems integrating the acquired operations, technologies or products with our existing business and products;

  . potential disruption of our ongoing business and distraction of our management;

  . difficulties in retaining business relationships with suppliers and customers of the acquired companies;

  . difficulties in coordinating and integrating overall business strategies, sales and marketing, and research and development efforts;

  . the maintenance of corporate cultures, controls, procedures and policies;

  . risks associated with entering markets in which we lack prior experience; and

  . potential loss of key employees.

We may require substantial additional funds in the future to finance our product development and commercialization plans.

    Our product development and commercialization schedule could be delayed if we are unable to fund our research and development activities or the development of our manufacturing capabilities with our revenue, cash on hand and proceeds from this offering. We expect that the net proceeds of this offering, together with our other available sources of working capital, will be sufficient to fund development activities for at least 24 months. However, unforeseen delays or difficulties in these activities could increase costs and exhaust our resources prior to the full commercialization of our products under development. We do not know whether we will be able to secure additional funding, or funding on terms acceptable to us, to continue our operations as planned. If financing is not available, we may be required to reduce, delay or eliminate certain activities or to license or sell to others some of our proprietary technology.

Insiders will continue to have substantial control over our company after this offering and could delay or prevent a change in corporate control.

    Upon completion of this offering, our executive officers and directors, and their respective affiliates, will beneficially own, in the aggregate, approximately 45.0% of our outstanding common stock. As a result, these stockholders will be able to exert significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of voting power could delay or prevent an acquisition of our company on terms which other stockholders may desire.

Provisions in our charter documents and of Delaware law, and provisions in our agreement with Caterpillar, could prevent, delay or impede a change in control of our company and may depress the market price of our common stock.

    Provisions of our certificate of incorporation and bylaws could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. We also are subject to the anti-takeover laws of the State of Delaware which may further discourage, delay or prevent someone from acquiring or merging with us. In addition, our agreement with Caterpillar for the distribution of CleanSource UPS provides that Caterpillar may terminate the agreement in the event we are acquired or undergo a change in control. The possible loss of our most significant customer could be a significant deterrent to possible acquirors and may substantially limit the number of possible acquirors. All of these factors may decrease the likelihood that we would be acquired, which may depress the market price of our common stock. Please see "Description of Capital Stock--Anti-Takeover Effects" for more information concerning the anti-takeover provisions applicable to us.

Our stock price may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

    Prior to this offering, there has been no public market for our common stock. Although our common stock has been approved for quotation on the Nasdaq National Market, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

  . actual or anticipated fluctuations in our operating results;

  . changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

  . changes in market valuations of other technology companies, particularly those that sell products used in power quality systems;

  . announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . introduction of technologies or product enhancements that reduce the need for flywheel energy storage systems;

  . the loss of one or more key OEM customers; and

  . departures of key personnel.

Of our total outstanding shares following this offering, 29,662,399, or 78.8%, are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

After this offering, we will have outstanding 37,662,399 shares of common stock based on the number of shares outstanding at June 30, 2000. This includes the 8,000,000 shares we are selling in this offering, which may be resold in the public market immediately. The remaining 29,662,399 shares will become available for resale in the public market as shown in the chart below, which assumes no exercise of the underwriters' over-allotment option.

 Number of Shares/
 % of Total Shares
    Outstanding       Date of availability for resale into the public market
 ----------------- -----------------------------------------------------------
 8,000,000/21.2%   Immediately (except to the extent purchased by our
                   affiliates).
 5,067,692/13.5%   90 days after the date of this prospectus due to lock-up
                   agreements these stockholders have with the underwriters if the conditions described under "Shares Eligible for Future
                   Sale--Lock-up Agreements" are satisfied.
 5,907,321/15.7%   120 days after the date of this prospectus if additional
                   conditions described under "Shares Eligible for Future
                   Sale--Lock-up Agreements" are satisfied.
 18,570,317/49.3%  180 days after the date of this prospectus due to the release of the lock-up agreement these stockholders have
                   with the underwriters.
 117,069/0.3%      At some point after 180 days from the date of this
                   prospectus subject to vesting requirements and the
                   requirements of Rule 144 (subject, in some cases, to volume limitations), Rule 144(k) or Rule 701.

    As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. For more detailed information, see "Shares Eligible for Future Sale" on page 59.

Our management may apply the proceeds of this offering to uses that our stockholders may not agree with and in ways that do not improve our efforts to achieve profitability or increase our stock price.

    Although in "Use of Proceeds" we have specified some ways in which we initially intend to use a portion of the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. Pending application of the net proceeds from this offering, they may be placed in investments that do not produce income or that lose value.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as:

  .  "may"

  .  "will"

  .  "expect"

  .  "intend"

  .  "anticipate"

  .  "believe"

  .  "estimate"

  .  "continue"

  .  and other similar words.

    You should read statements that contain these words and other forward-looking statements carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

    At the assumed initial public offering price of $15.00 per share, we will receive approximately $110.4 million from our sale of 8,000,000 shares of common stock, net of estimated offering expenses and underwriting discounts and commissions payable by us. If the underwriters exercise their over-allotment option in full, we will receive an additional $12.6 million in net proceeds and the selling stockholder will receive approximately $4.2 million in net proceeds. We will not receive any portion of the net proceeds received by the selling stockholder from the sale of his shares upon exercise of the underwriters' over-allotment option. See "Principal and Selling Stockholders".

    The principal purposes of this offering are to increase our equity capital, create a public market for our common stock under market conditions that we believe are favorable, facilitate future access by us to public equity markets and provide us with increased visibility in our markets. We estimate that we will use the net proceeds of the offering for general corporate purposes, including increases in both component and finished goods inventory, expansion of our manufacturing facilities and capacity, capital expenditures, research and development, sales and marketing and possible acquisitions and international expansion. We anticipate using approximately $2.0 million of the proceeds of this offering for general capital expenditures, such as the buildout of additional office, engineering lab and manufacturing space and investment in our information systems. In addition, we plan to purchase approximately $2.0 million of capital equipment for use in our research and development activities and to expand our manufacturing capacity. Additionally, following this offering, our board of directors may determine to use $210,000 of our proceeds to redeem our 1992 preferred stock. As of the date of this prospectus, we have not allocated any specific amount of proceeds for these purposes.

    Notwithstanding the estimates set forth above, our management will have significant flexibility in applying the net proceeds of this offering. For example, we may use a portion of the net proceeds to acquire businesses, products or technologies that are complimentary to our current or future business and product lines. Although we are not subject to any agreement or letter of intent with respect to potential acquisitions, we have from time to time engaged in acquisition discussions with other parties. Pending any such uses of the proceeds of this offering, we will invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our capital stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition and capital requirements. Our credit agreements prohibit us from paying cash dividends while any borrowings are outstanding under the credit agreements.

                                 CAPITALIZATION

    The following table sets forth our short-term debt and capitalization:

  . on an actual basis at June 30, 2000;

  . on a pro forma basis at June 30, 2000 to reflect the conversion of all outstanding shares of our preferred stock, other than the 1992 preferred stock, into 17,461,883 shares of our common stock;

  . on a pro forma as adjusted basis at June 30, 2000 to additionally reflect estimated net proceeds from the sale of 8,000,000 shares of common stock offered hereby at an assumed initial public offering price of $15.00 per share.

    You should read the following table in conjunction with our financial statements and the notes to those statements which are included in this prospectus.

                                                      As of June 30, 2000
                                                 --------------------------------
                                                                       Pro Forma
                                                  Actual   Pro Forma  As Adjusted
                                                 --------  ---------  -----------
                                                  (in thousands, except share
                                                             data)
                                                          (unaudited)
Warrants with redemption rights................  $    --        --          --
Redeemable convertible preferred stock, $0.001
 par value, 8,527,166 shares designated,
 7,732,084 issued and outstanding, actual; no
 shares designated, issued or outstanding, pro
 forma and pro forma as adjusted...............    69,645       --          --
1992 preferred stock, $0.001 par value, 420,000
 shares designated, issued and outstanding.....       --        --          --
Stockholders' equity (deficit):
  Common stock, $0.001 par value, 30,000,000
   shares authorized; 12,200,516 shares issued
   and outstanding, actual; 29,662,399 shares
   issued and outstanding, pro forma;
   37,662,399 shares issued and outstanding,
   pro forma as adjusted.......................        12        30          38
Additional paid-in capital.....................       --     69,625     180,017
Deferred stock compensation....................   (11,072)  (11,072)    (11,072)
Accumulated deficit............................   (37,024)  (37,022)    (37,022)
                                                 --------  --------    --------
    Total stockholders' equity (deficit).......   (48,084)   21,561     131,961
                                                 --------  --------    --------
      Total capitalization.....................  $ 21,561  $ 21,561    $131,961
                                                 ========  ========    ========

--------
The share information set forth above excludes, as of June 30, 2000:

    . 432,000 shares issuable upon exercise of warrants with a weighted average exercise price of $5.25 per share;

    . 3,423,194 shares issuable upon exercise of outstanding options under our stock option plan with a weighted average exercise price of $1.08 per share; and

    . 101,740 additional shares of common stock reserved for issuance under our stock option plan.

                                    DILUTION

    Our historical net tangible book deficit at June 30, 2000 was $48.1 million or $3.94 per share. Historical net tangible book deficit per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2000.

    Our pro forma net tangible book value at June 30, 2000, was $21.6 million, or $0.73 per share of common stock. Pro forma net tangible book value per share is equal to the amount of our total pro forma tangible assets less total pro forma liabilities, divided by the pro forma number of shares of common stock outstanding as of June 30, 2000, after giving effect to the conversion of all outstanding shares of our convertible preferred stock into 17,461,883 shares of common stock.

    Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to our sale of 8,000,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value at June 30, 2000 would have been $132.0 million, or $3.50 per share. This amount represents an immediate increase in pro forma net tangible book value to our existing stockholders of $2.77 per share and an immediate dilution to new investors of $11.50 per share. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.............         $15.00
   Historical net tangible book deficit per share at June 30,
    2000....................................................... $(3.94)
   Increase attributable to conversion of preferred stock......   4.67
                                                                ------
     Pro forma net tangible book value per share at June 30,
      2000.....................................................    .73
     Increase in pro forma net tangible book value per share
      attributable to this offering............................   2.77
                                                                ------
   Pro forma net tangible book value per share after this
    offering...................................................           3.50
                                                                        ------
   Dilution per share to new investors.........................         $11.50
                                                                        ======

    If the underwriters were to exercise their over-allotment option in full, our adjusted pro forma net tangible book value at June 30, 2000 would have been $144.5 million, or $3.75 per share, representing an immediate increase in pro forma net tangible book value to our existing stockholders of $3.02 per share and an immediate dilution to new investors of $11.25 per share. Additionally, if the options and warrants outstanding at June 30, 2000 were exercised in full, our adjusted pro forma net tangible book value at June 30, 2000 would have been $150.5 million, or $3.55 per share, representing an immediate increase in pro forma net tangible book value to our existing stockholders of $2.82 per share and an immediate dilution to new investors of $11.45 per share.

    The following table summarizes, on a pro forma basis at June 30, 2000, after giving effect to the pro forma adjustments described above, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $15.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

                                Shares Purchased  Total Consideration   Average
                               ------------------ -------------------- Price Per
                                 Number   Percent    Amount    Percent   Share
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 29,662,399   78.8% $ 44,273,069   27.0%  $ 1.49
New investors.................  8,000,000   21.2   120,000,000   73.0    15.00
                               ----------  -----  ------------  -----
  Total....................... 37,662,399  100.0% $164,273,069  100.0%
                               ==========  =====  ============  =====

    This discussion and table assume no exercise of any stock options or warrants outstanding at June 30, 2000. At June 30, 2000, there were warrants to purchase 432,000 shares of common stock with a weighted average exercise price of $5.25 per share, and options outstanding under our stock option plan to purchase a total of 3,423,194 shares of common stock with a weighted average exercise price of $1.08 per share. To the extent that any of these warrants or options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    You should read the selected financial data set forth below in conjunction with our financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations", and other financial information appearing elsewhere in this prospectus.

    The statement of operations data set forth below for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from, and qualified by reference to, our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from audited financial statements not included in this prospectus. The statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from unaudited financial statements appearing elsewhere in this prospectus which, in the opinion of our management, reflect all normal recurring adjustments that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the full fiscal year or future results.

                                                                                             Six Months
                                                                                               Ended
                                          Year Ended December 31,                             June 30,
                          -----------------------------------------------------------  -----------------------
                             1995        1996        1997        1998        1999         1999        2000
                          ----------  ----------  ----------  ----------  -----------  ----------  -----------
                                              (in thousands, except per share data)
Product revenue.........  $      120  $      --   $      138  $      915  $     1,047  $      473  $       861
Cost of goods sold......         --          --          158       1,238        3,006       1,359        1,697
                          ----------  ----------  ----------  ----------  -----------  ----------  -----------
Product margin..........  $      120  $      --   $      (20) $     (323) $    (1,959) $     (886) $      (836)
Development funding.....         --          --          --          --         5,000       3,000          --
Operating expenses:
 Research and
  development...........         430         968       2,598       4,045        4,441       2,074        3,658
 Selling, general and
  administrative........         179         483       1,264       1,926        3,972       1,049        2,560
 Amortization of
  deferred stock
  compensation..........         --          --          --          --         1,631          64        3,140
                          ----------  ----------  ----------  ----------  -----------  ----------  -----------
 Total operating
  expenses..............  $      609  $    1,451  $    3,862  $    5,971  $    10,044  $    3,187  $     9,358
                          ----------  ----------  ----------  ----------  -----------  ----------  -----------
Operating loss..........  $     (489) $   (1,451) $   (3,882) $   (6,294) $    (7,003) $   (1,073) $   (10,194)
Interest income.........          25         109         175         339          439         174          696
Interest expense........         --          --          (31)        (34)         (18)        (13)          (5)
Change in fair value of
 warrants with
 redemption rights......         --          --          --          --        (3,614)     (1,532)      (1,562)
Other income............         --          --          --           10            8           5          --
                          ----------  ----------  ----------  ----------  -----------  ----------  -----------
Net loss................  $     (464) $   (1,342) $   (3,738) $   (5,979) $   (10,188) $   (2,439) $   (11,065)
                          ==========  ==========  ==========  ==========  ===========  ==========  ===========
Net loss to common
 stockholders...........        (517)     (1,635)     (4,564)     (8,767)     (39,848)     (4,474)     (26,475)
                          ==========  ==========  ==========  ==========  ===========  ==========  ===========
Net loss per share of
 common stock, basic and
 diluted................  $    (0.06) $    (0.17) $    (0.48) $    (0.90) $     (3.98) $    (0.46) $     (2.41)
Shares used in computing
 net loss per share,
 basic and diluted......   9,358,982   9,426,456   9,589,462   9,789,407   10,009,554   9,761,606   10,983,192

Balance Sheet Data:

                                       As of December 31,               As of
                               --------------------------------------  June 30,
                               1995   1996    1997    1998     1999      2000
                               ----  ------  ------  -------  -------  --------
Cash, cash equivalents and
 short-term investments......  $419  $2,434  $4,340  $ 7,536  $26,265  $17,749
Working capital..............   384   2,470   4,565    8,008   26,394   18,586
Total assets.................   476   3,002   5,921    9,734   28,366   23,267
Long-term obligations, less
 current portion.............   --      --      170       55      --       --
Redeemable convertible
 preferred stock.............   918   4,960  11,786   24,575   54,235   69,645
Total stockholders' deficit..  (535) (2,167) (6,742) (15,524) (30,338) (48,084)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

    We design, manufacture and market power quality products that provide the consistent, reliable electric power required by today's digital economy. We believe that we are the first company to commercialize a flywheel energy storage system that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations. Leveraging our expertise in this technology and in conjunction with Caterpillar, the leading maker of engine generators for the power reliability market, we have developed a battery-free power quality system, which is marketed under the Caterpillar brand name. Our products are sold for use in the facilities of companies in many different industries that all share a critical need for reliable, high quality power, such as Internet service providers, semiconductor manufacturers, telecommunications providers, pharmaceutical manufacturers, hospitals, electric utilities and broadcasters. As an extension of these existing product lines, we are developing a fully integrated continuous power system. The initial target market for this product is the rapidly growing telecommunications industry.

    To date, we have primarily funded our operations through sales of shares of our preferred stock, which have resulted in gross proceeds of approximately $42.8 million, as well as $5.0 million in development funding received from Caterpillar in 1999. Since 1996, we have focused our efforts and financial resources primarily on the design and development of our CleanSource line of power quality products and on establishing effective OEM channels to market our products. As of June 30, 2000, we had generated an accumulated deficit of $37.0 million and expect to continue to sustain operating losses for the next several years.

    Since our inception, a small number of customers have accounted for the majority of our annual sales. During 1999, our four largest customers accounted for 89% of our sales, with our largest customer, Caterpillar, accounting for 39%. In the first six months of 2000, Caterpillar accounted for 83% of our revenue as we shifted focus to our CleanSource UPS product. We expect to continue to be dependent on a few OEM customers, primarily Caterpillar, for the majority of our sales for the foreseeable future.

    With the commercial release of our second generation product line, CleanSource UPS, in May 2000 under the Caterpillar brand name, and a growing market demand for power quality equipment, we believe the demand for our products will increase significantly. To prepare for this anticipated growth in demand and to position us for future growth, we have increased and expect to continue to increase the scale of our operations in the following ways:

  . Expand our manufacturing facilities and add manufacturing personnel to address anticipated product demand;

  . Increase our personnel levels in product development and engineering to accelerate time to market on new products and enhance existing product lines; and

  . Add sales and marketing personnel to support our OEM customers.

    We believe that although these efforts will increase our operating expenses, they will also enable us to realize accelerated revenue growth.

    In connection with the grant of stock options to our employees in 1999 and during the six months ended June 30, 2000, we recorded deferred stock compensation aggregating $15.8 million. Deferred stock compensation represents the difference between the estimated fair value, determined subsequently by us, of the common stock underlying the options and the options' exercise price on the date of grant. We amortize deferred stock compensation to operating expense over the vesting period, generally four years. In 1999, we amortized $1.6 million of the deferred stock compensation to expense and during the six months ended June 30, 2000 we amortized an additional $3.1 million to expense. We currently expect to amortize the deferred stock compensation remaining at June 30, 2000 in the periods below (in millions):

         July 1, 2000 to December 31, 2000................ $ 3.6
         January 1, 2001 to December 31, 2001.............   4.2
         January 1, 2002 to December 31, 2002.............   2.2
         January 1, 2003 to December 31, 2003.............   1.0
         January 1, 2004 to December 31, 2004.............   0.1
                                                           -----
                                                           $11.1
                                                           =====

Comparison of 1999 to 1998

    Product Revenue. Product revenue primarily consists of sales of our CleanSource power quality products. Sales increased $131,000, or 14%, to $1.05 million in 1999 from $915,000 in 1998. This increase was attributable to the continued acceptance of our first product, CleanSource DC, as well as the initial sales of our second product, CleanSource UPS, in the fourth quarter of 1999. The average selling price of our products increased in 1999 due to the introduction and the initial sales of our CleanSource UPS product, which carries a higher selling price than our CleanSource DC product.

    Cost of goods sold. Cost of goods sold includes the cost of component parts of our product that are sourced from suppliers, personnel, equipment and other costs associated with our assembly and test operations, shipping costs, and the costs of manufacturing support functions such as logistics and quality assurance. In addition, a portion of our occupancy expenses as well as product warranty costs are allocated to cost of goods sold. Cost of goods sold increased $1.8 million, or 143%, to $3.0 million in 1999 from $1.2 million in 1998. In anticipation of future demand for our products, we expanded our manufacturing capacity in 1999. As a result, the additional manufacturing overhead contributed to higher cost of goods sold in 1999. In addition, we expensed approximately $549,000 in 1999 associated with components that we determined to be in excess of our needs due to design changes made to our CleanSource DC product. We expect that as our production volumes increase over time, unit production costs will tend to decrease as we achieve greater economies of scale in production and in purchasing component parts.

    Development funding. Development funding consists of funds received from Caterpillar to support the development of the CleanSource UPS product. In 1999, we received $5.0 million in development funding. We did not receive any development funding in 1998 or in 1997. We do not currently have any other development funding contracts.

    Research and development. Research and development expense primarily consists of compensation and related costs of employees engaged in research, development and engineering activities, as well as an allocated portion of our occupancy costs. Research and development expense increased $396,000, or 10%, to $4.4 million in 1999 from $4.0 million in 1998. The increase in research and development expense was primarily due to the increased product development of CleanSource UPS and other products. We believe that research and development expense will continue to increase significantly in 2000 and thereafter as we continue to develop new products and enhance existing product lines.

    Selling, general and administrative. Selling, general and administrative expense is primarily comprised of compensation and related costs for sales, marketing and administrative personnel, an allocable portion of occupancy costs, other promotional and marketing expenses, professional fees and reserves for bad debt. Selling, general and administrative expense increased approximately $2.0 million, or 106%, to $4.0 million in 1999 from $1.9 million in 1998. The increase in selling, general and administrative expense was principally due to a charge of $1.4 million related to warrants we issued to stockholders in conjunction with strategic alliance agreements we entered into with them relating to their use, evaluation and feedback of products they agreed to purchase and other business assistance. Additionally, we increased personnel in our sales organization in order to support our OEM channel partners and to address opportunities for sales of our CleanSource UPS product line. We believe that selling, general and administrative expense will increase in future periods as we add sales, marketing and administrative personnel to position us for future sales growth.

    Amortization of deferred stock compensation. Deferred stock compensation reflects the difference between the exercise price of option grants to employees and the estimated fair value determined subsequently by us of our common stock at the date of grant. We are amortizing deferred stock compensation as an operating expense over the vesting periods of the applicable options, which resulted in amortization expense of $1.6 million in 1999. No amortization of deferred stock compensation occurred in 1998 as, prior to 1999, we believe that all options were granted at exercise prices equal to the fair value of the underlying stock on the date of grant. We expect that this amortization expense will increase in 2000 due to the vesting of options that were granted in 1999 and 2000. However, we expect the amortization expense to decrease after 2000, as the options that were granted at exercise prices less than the estimated fair value determined subsequently by us become fully vested.

    Other expense. Other expense in 1999 includes a $3.6 million charge for the change in fair value of outstanding warrants with redemption rights. Because of the redemption feature, we reflect these warrants as a liability and record fair value changes in current period losses. In 1999, the fair value of the underlying common stock increased substantially, resulting in an increase in the warrant value and corresponding expense. Prior to 1999, the underlying common stock value approximated the value at the date of issuance of the warrants.

    Income tax expense. As of December 31, 1999, our accumulated net operating loss carryforward was $14.4 million. We anticipate that all of this loss carryforward amount will remain available for offset against any future tax liabilities that we may incur; however, because of uncertainty regarding our ability to use these carryforwards, we have established a valuation allowance for the full amount of our deferred tax assets.

Comparison of 1998 to 1997

    Product Revenue. Product revenue increased $778,000, or 565%, to $915,000 in 1998 from $138,000 in 1997. The increase was attributable to greater market acceptance of our first product, CleanSource DC. In 1998, we experienced increases in sales to new customers for this product as well as to existing customers.

    Cost of Goods Sold. Cost of goods sold increased $1.1 million, or 687%, to $1.2 million in 1998 from $158,000 in 1997. The increase in cost of goods sold was primarily due to the expansion of our manufacturing infrastructure to support the increase in the 1998 sales volume of the CleanSource DC product.

    Research and development. Research and development expense increased $1.4 million, or 56%, to $4.0 million in 1998 from $2.6 million in 1997. The increase in research and development expense primarily was due to an increase in our engineering staff from 17 employees at December 31, 1997 to 29 employees at December 31, 1998, as well as increased product development expenses associated with our CleanSource DC product.

    Selling, general and administrative. Selling, general and administrative expense increased $661,000, or 52%, to $1.9 million in 1998 from $1.3 million in 1997. The increase in selling, general and administrative expense was attributable to an increase in 1998 in the number of personnel within our sales, marketing and administrative departments to support an anticipated growth in sales volume.

Comparison of Six Months Ended June 30, 2000 to Six Months Ended June 30, 1999

    Product Revenue. Product revenue increased $388,000, or 82%, to $861,000 from $473,000 for the six months ended June 30, 2000 and 1999, respectively, as we began to generate greater sales from our CleanSource UPS product line, particularly in the second quarter of 2000. For the six months ended June 30, 2000, Caterpillar accounted for 83% of our sales. We expect to continue to be dependent on a few OEM customers, primarily Caterpillar, for the majority of our sales for the foreseeable future.

    Cost of Goods Sold. Cost of goods sold increased $337,000, or 25%, to $1.7 million from $1.4 million for the six months ended June 30, 2000 and 1999, respectively. This increase is related to the increase in product revenue.

    Research and Development. Research and development increased $1.6 million, or 76%, to $3.7 million from $2.1 million for the six months ended June 30, 2000 and 1999, respectively. This increase was mainly due to an increase in staffing to accelerate our product development efforts.

    Selling, general and administrative. Selling, general and administrative expenses increased $1.5 million, or 144%, to $2.6 million from $1.0 million for the six months ended June 30, 2000 and 1999, respectively. This increase was due to increasing our sales force to support our OEM channel partners, as well as increasing our administrative staff in preparation for our anticipated sales growth.

    Other expense. Other expense in the six months ended June 30, 2000 includes a $1.6 million charge for the change in fair value of outstanding warrants with redemption rights as a result of an increase in the fair value of the underlying common stock.

Liquidity and Capital Resources

    Our principal sources of liquidity as of June 30, 2000 consisted of $17.7 million of cash, cash equivalents and short-term investments, as well as our bank credit facility and an equipment financing line. Our bank credit facility consists of a revolving line of credit with borrowing availability equal to the lesser of $1.0 million or 80% of eligible accounts receivable. As of June 30, 2000, we had no amounts outstanding under this line of credit and a borrowing availability of $179,849. Borrowings outstanding under the credit line will bear interest at the bank's prime rate, which was 9.5% at June 30, 2000. The equipment financing line was originated in March 1997 and is comprised of seven separate schedules that are set to mature at various times between April 2001 and December 2001. The aggregate amount of equipment purchases that were financed under the equipment financing line was approximately $400,000 as of June 30, 2000.

    To date, we have primarily funded our operations through sales of shares of our preferred stock, which have resulted in gross proceeds of approximately $42.8 million, as well as $5.0 million in development funding received from Caterpillar in 1999. During 1999, cash used by operating activities was $2.6 million, which compares to $5.9 million and $3.9 million in 1998 and 1997. For the six months ended June 30, 2000, cash used by operating activities was $6.7 million. The cash usage in each of these periods was primarily attributable to our focus on the development of products and the expansion of our manufacturing operations and sales activities.

    Capital expenditures were $437,000, $793,000, $598,000 and $2.2 million in 1997, 1998, 1999 and the six months ended June 30, 2000. We made these expenditures to acquire engineering test equipment, to develop market demonstration units, and to purchase manufacturing equipment to facilitate production testing, as well as for general computer equipment and software for administrative purposes. We expect to incur approximately $2.0 million in additional costs in 2000 in connection with the buildout of additional office, engineering lab and manufacturing space. In addition, we expect to purchase approximately $2.0 million of capital equipment in 2000 for use in our research and development activities and to expand our manufacturing capacity.

    We believe the proceeds of this offering, together with our existing cash balances, will be sufficient to meet our capital requirements through at least the next 24 months, although we might elect to seek additional funding prior to that time. Beyond the next 24 months, our capital requirements will depend on many factors, including the rate of sales growth, the market acceptance of our products, the rate of expansion of our sales and marketing activities, the rate of expansion of our manufacturing facilities, and the timing and extent of research and development projects. Although we are not a party to any agreement or letter of intent with respect to a potential acquisition, we may enter into acquisitions or strategic arrangements in the future which could also require us to seek additional equity or debt financing.

Recent Accounting Pronouncements

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB Opinion No. 25. Interpretation No. 44 has an effective date of July 1, 2000. We do not believe Interpretation No. 44 will affect our accounting for transactions involving stock-based compensation.

    In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin, or SAB, No. 101, entitled "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. In June 2000, the Staff delayed the effective date of SAB No. 101 until October 2000. The Staff has disclosed that it is preparing a questions and answers guide related to SAB No. 101. While we do not expect SAB No. 101 or the questions and answers guide to have a material impact on our financial statements, until the Staff issues the questions and answers guide we will not be fully able to evaluate their impact.

Qualitative and Quantitative Disclosure about Market Risk

    Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. We believe that our investment policy is conservative, both in terms of the average maturity of investments that we allow and in terms of the credit quality of the investments we hold. Therefore, we have concluded that we do not have a material market risk exposure.

                                    BUSINESS

Overview

    We design, manufacture and market power quality products that provide the consistent, reliable electric power required by today's digital economy. We believe that we are the first company to commercialize a flywheel energy storage system that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations. Leveraging our expertise in this technology and in conjunction with Caterpillar, the leading maker of engine generators for the power reliability market, we have developed a battery-free power quality system, which is marketed under the Caterpillar brand name. As an extension of these existing product lines, we are developing a fully integrated continuous power system. The initial target market for this product is the rapidly growing telecommunications industry.

Industry Background

Power Requirements of the New Economy

    The worldwide demand for high quality electricity has been increasing rapidly in recent years, driven in large part by growth in the use of computers, the Internet and telecommunications products. Industry sources have estimated that the share of all U.S. electricity consumed by computer-based microprocessors is 13% and that within the next two decades up to 50% of the nation's electricity supply may support the direct and indirect needs of the Internet.

    As the influence of sophisticated digital electronics expands across all industries, the need for very high levels of power reliability and quality also increases. Most industries now rely on these highly sensitive electronics to manage and control their manufacturing processes. However, despite this increasingly dramatic change in the mix of electricity demand, the mechanisms used to provide power have not changed. The power delivered over the electricity grid today is subject to power disturbances, such as voltage sags and surges, and power outages. These disturbances, while typically lasting less than two seconds, can have significant detrimental effects on the devices of the new economy.

                                   [GRAPHIC]

[Description of Graphic: This graphic depicts sine waves representing both the types of problems with power supplied from the electric utility grid and the desired sine wave for "Reliable, Quality Electric Power". The first graphic on the far left is titled "Reliability Problem" and shows a steady sine wave that turns into a straight line. Above the straight line is the word "Outage" with an arrow pointing at the straight line. In the middle of the graphic under "Power Quality Problems" are two sine waves. The top sine wave has smaller peaks and valleys in the middle of the sine wave. Above the middle of the sine wave are the words "Voltage Sag" with an arrow pointing at the center of the sine wave. The bottom sine wave has larger peaks and valleys in the middle of the sine wave. Above the middle of the sine wave are the words "Voltage Surges" with an arrow pointing at the center of the sine wave. On the right side of the diagram is a smooth, continuous sine wave which is labeled "Reliable, Quality Electric Power".]

    The power outages in a number of major cities during recent summers have highlighted the increasing likelihood of costly interruptions and the need to seek reliability protection. Power disturbances are a significant concern for everything from the computers used in modern commercial and industrial processes to telecommunications equipment. Leaving these devices unprotected from disturbances can have significant and negative impacts on the power user. A 1999 study by the Electric Power Research Institute estimated that electric power problems annually cost U.S. industry more than $30 billion in lost data, material and productivity. Even the loss of quality power for one second at a semiconductor manufacturing plant can result in the loss of millions of dollars. As the digital economy grows, avoiding network and equipment downtime due to power-related problems will become even more important.

   Electric utilities are unable to provide high quality, uninterrupted power due in large part to the inherent limitations of the existing transmission and distribution system. The electric utility grid is naturally exposed to reliability and quality problems caused by severe weather, animals, accidents and other external events. While substantial upgrades and other investment could improve overall reliability, the absolute level of power quality required for these sophisticated electronic applications may still remain difficult to achieve.

Power Quality Systems: Uninterruptible Power Supplies and Continuous Power
Systems

   Currently, there are a variety of approaches that attempt to address the deficiencies of power delivered by the electric utility grid. Conventional power quality systems have been constructed from an array of devices, including batteries for short-term power disturbances, engine generators, commonly referred to as "gensets", for longer-term outages, and control electronics to bridge the two. A short-term (seconds to minutes) energy storage device with control electronics is referred to as an uninterruptible power supply, or UPS. A UPS coupled with a genset to protect against longer-term outages (minutes to hours or days) is referred to as a continuous power system, or CPS.

   A UPS protects sensitive systems from sags, surges and other temporary interruptions in utility-supplied power. A UPS consists of solid-state switches and electronics that are connected to both the utility grid and a back-up power source, typically lead-acid batteries. The UPS electronics monitor the power from the grid. If the UPS determines that the power being supplied from the grid is unacceptable or that insufficient power is being supplied, it will draw power from the back-up power source to ensure uninterrupted, quality power. These systems typically provide 5 to 15 minutes of back-up power before the batteries are depleted.

   A CPS provides back-up power indefinitely. As described above, if the UPS determines that there is a power quality or power reliability problem, it initially turns to the back-up power source. If, however, the disturbance lasts for an extended period (typically, more than 5 to 10 seconds), the CPS genset activates and begins to provide back-up power. Internet service providers, data processing centers, semiconductor plants, cellular phone sites and fiber nodes all use CPS to keep critical business equipment operating when electric utility power falters.

   The following diagrams depict a conventional UPS and CPS:

                                   [GRAPHIC]

[Description of grahpic: The graphic on the left depicts a "Conventional UPS System". From the left side of the graphic is an arrow pointed to the center of the graphic with the caption "Electric Power from Utility" beneath the arrow. The arrow points to a box in the center of the graphic with the caption "Uninterruptable Power Supply Electronics" inside the box. Beneath the box and connected to the box with a line is another box with the caption "Lead Acid Battery for short term power (seconds to minutes)" inside the box. From the center box is an arrow pointed to the right side of the graphic with the caption "Uninterruptible Power to Customer" beneath the arrow. Beneath this graphic is the following text "Electric power from the electric utility passes through the UPS to the customer. If this power is interrupted or is disturbed, the UPS immediately draws power from the battery to supply uninterrupted power to customer".

The graphic on the right depicts a "Conventional CPS System". From the left side of the graphic is an arrow pointed to the center of the graphic with the caption "Electric Power from Utility" beneath the arrow. The arrow points to a box in the center of the graphic with the caption "Uninterruptible Power Supply Electronics" inside the box. Above the box and connected to the center box with a line is an oval with the caption "Generator" inside the oval and the caption "long term power (minutes to days)" to the left of the oval. Beneath the center box and connected to the center box with a line is another box with the caption "Lead Acid Battery for short term power (seconds to minutes)" inside the box. From the center box is an arrow pointed to the right side of the graphic with the caption "Uninterruptible Power to customer" beneath the arrow. Beneath this graphic is the following text: "In a CPS configuration, if the power disturbance lasts longer than a few seconds, the standy generator is started to provide electric power for as long as required."]

Electric power from the                 In a CPS configuration, if the power
electric utility passes                 disturbance lasts longer than a few
through the UPS to the                  seconds, the standby generator is
customer. If this power is              started to provide electric power for
interrupted or is disturbed,            as long as required.
the UPS immediately draws
power from the battery to
supply uninterrupted power to
the customer.

Limitations of Conventional UPS and CPS

   Conventional UPS and CPS devices have evolved out of a makeshift combination of diesel engines, generators, automobile batteries and UPS electronics. We believe that this patchwork approach to UPS and CPS has resulted in systems that are less efficient, less reliable and more expensive than they otherwise could be. The lead-acid batteries which provide ride-through, or temporary, power for the UPS and CPS, are viewed as the weakest component of conventional power quality and reliability solutions. Lead-acid batteries have numerous problems, including:

    Reliability

  . Relatively high failure rate--Batteries are prone to heat buildup and acid leaks that lead to battery failure.

  . Limited life based on usage--When batteries are repeatedly used at close to their maximum power output, their power output capacity can rapidly decrease, reducing the batteries' effectiveness over time.

    Cost

  . High maintenance--Batteries must be regularly inspected, generally every three months, to detect problems. Batteries also require periodic testing to determine their power output capacity, which degrades over time.

  . Bulky--Generally, multiple batteries forming banks or strings must be used to support UPS functions. They also must be spaced apart to prevent uncontrolled heating. Batteries therefore consume valuable space which otherwise could be allocated to revenue generating equipment.

  . Frequent replacement required--Regardless of usage, batteries have a limited useful life and must be replaced every 2 to 6 years, depending upon the type of use, environment and other factors.

  . Temperature sensitivity--Unless cooled by costly air conditioning systems, battery life will rapidly degrade.

    Environmental

  . Toxicity--Batteries contain toxic materials such as lead and sulfuric acid.

  . Disposal--State and federal environmental regulations governing battery disposal are rigorous and costly.

    Beyond the specific problems associated with lead-acid batteries, existing UPS and CPS contain inefficiencies inherent in any system that was not designed as an integrated solution. Specifically, the major components of these systems do not come from a single reliable source. This lack of a single-source supplier makes installation, maintenance and failure analysis more difficult, costly and complex. Separate companies manufacture, market and service the genset, UPS electronics and batteries. The end user must assume the responsibility to integrate and monitor the system.

Active Power's Products

    Rather than adopt conventional approaches to power quality systems, we design new solutions specifically for the power quality market. As a result, we believe that we create products that are less expensive, more efficient and more reliable than other systems presently available.

CleanSource DC

    CleanSource DC is the first commercially viable, non-chemical replacement for lead-acid batteries used for short-term power in power quality installations. As opposed to the chemical energy stored by batteries, our patented flywheel energy storage system stores kinetic energy by spinning constantly in a patented low-friction environment. When the UPS electronics detect a power disturbance, CleanSource DC draws upon the power stored as kinetic energy to generate back-up power. Our CleanSource flywheel energy storage system is compact, quiet and predictable.

    CleanSource DC can run in conjunction with or can replace battery strings used in UPS and CPS systems and can replace the batteries now used with fuel cells and microturbines to meet peak power demands. This system is available in a variety of delivered power ratings up to 480 kW per flywheel system. We also can configure the units in parallel to achieve higher power. CleanSource DC has been designed for much longer service intervals and more extreme environments than typical lead-acid battery installations. Our first CleanSource DC unit was placed in service in March 1997. Our installed CleanSource DC units have accumulated over 235,000 hours of field operation.

CleanSource UPS

    Building on the technological success of CleanSource DC, we created a battery-free UPS, CleanSource UPS, which is the primary focus of our current sales efforts. Historically, a UPS is created by coupling together two components--a string or strings of batteries and control electronics. CleanSource UPS integrates UPS electronics and our flywheel energy storage system into a single power quality solution. CleanSource UPS is contrasted with a conventional battery-based system in the illustration below.

                                   [GRAPHIC]

[Description of graphic: This graphic depicts a comparison of a "Conventional Battery-Based UPS" and a "CleanSource UPS". The Traditional Battery-Based UPS is pictured on the left side of the graphic. The left portion of the Traditional Battery-Based UPS is labeled "battery cabinets" and the right side of the Traditional Battery-Based UPS is labeled "UPS electronics". Beneath the picture of the Traditional Battery-Based UPS is the following information: "240 KW UPS with minimum battery cabinet; Footprint - 37.5 sq. ft., Weight - 13,000 lbs., Electrical Efficiency - 92%". The CleanSource UPS is pictured on the right side of the graphic. Beneath the picture of the CleanSource UPS is the following information: "250 KW UPS with energy storage; Footprint - 10 sq. ft., Weight - 3,250 lbs., Electrical Efficiency - 98%".]

    The CleanSource UPS design takes advantage of the many component similarities between CleanSource DC and standard UPS electronics. Each system requires power conversion electronics, fans for cooling, a frame for structural support, a user display and data reporting, and other overlapping functions. By combining these functions into a single system, as shown in the figure below, we can provide a highly reliable power quality solution while achieving significant cost savings.

                                   [GRAPHIC]

[Description of graphic: This graphic depicts "CleanSource UPS System Efficiencies". The graphic is a ven diagram consisting of two circles which partially overlap in the middle of the graphic. The circle on the left side of the graphic is labeled "Energy Storage" at the bottom left. Inside the left circle on the left side of the circle are the words "flywheel puck". In the middle of the left circle is the caption "Flywheel Electronics". In the middle of the graphic where the circles overlap from top to bottom are the words "heat sinks & fans", "cabinet frame & skins" and "monitoring & display". Above the overlapping portion of the circles is the caption "System Efficiencies" with an arrow pointed toward the overlapping portion of the diagram. The circle on the right side of the graphic is labeled "UPS" at the bottom right. Inside the right circle on the right side of the circle are the words "bypass switch contactors". In the middle of the right circle is the caption "UPS Electronics".]

    Due to its unique design, CleanSource UPS typically has a lower installed cost than a conventional battery-based UPS. Due to its high efficiency and long service life, we believe that the total cost of ownership of CleanSource UPS, which includes the purchase price, installation, maintenance and energy costs accumulated over a ten year period, is less than half of that of conventional systems. In conjunction with Caterpillar, we designed CleanSource UPS to be compatible with new and installed standby generators, extending their application to CPS. We are currently delivering CleanSource UPS units and have plans to introduce higher power, parallel systems by the end of 2000.

Future Products

    Fully Integrated Continuous Power System. We are developing an advanced CPS for the distributed telecommunications market that combines short and long term energy storage and UPS functionality into one fully integrated system. We believe that benefits of this fully integrated CPS product will include increased reliability, lower cost and less maintenance relative to the piecemeal systems in use today. We anticipate commercial availability of our first CPS product in the fourth quarter of 2001.

    Distributed Power Technology. Under an agreement with Caterpillar, the world's leading producer of distributed power systems, we are studying the potential benefits of a new type of electromechanical technology that can be used in distributed power applications.

Our Business Strategy

    Our goal is to become the leading supplier of power quality and reliability equipment. Key elements of our strategy include:

Design, Manufacture And Market Optimal Solutions For Targeted Markets

    We design products for specific markets. Our first product, CleanSource DC, put this principle into practice. We created a flywheel product to meet the specific needs of the UPS market. In so doing, we overcame the design constraints that had hampered preceding flywheel programs to produce the first commercially viable alternative to lead-acid batteries. We intend to continue to identify market needs for the power industry and design products to address those specific needs.

Leverage Our Core Technologies to Develop Next Generation Products

    We intend to continue to use our expertise in advanced electromechanical technologies combined with an integrated solutions approach to create innovative products that lower the cost and increase the quality of electric power. We are designing a fully integrated CPS with applications in the distributed telecommunications power quality and reliability market. Additionally, we have entered into an agreement with Caterpillar to study the feasibility of a new type of electromechanical technology for use in distributed power applications.

Distribute and Market our Products through Established OEM Channels

    We believe that working with leading original equipment manufacturers, or OEMs, enables us to rapidly introduce our products into established customer and dealer networks and promote the adoption of new technologies. To date, our most important OEM relationship is with Caterpillar, a worldwide distributor of our CleanSource UPS products. Additionally, we have established distributor relationships with leading UPS OEMs Powerware and MGE UPS Systems for our CleanSource DC product. We intend to continue to use development and distribution relationships for our future products to achieve rapid market penetration.

Leverage Our Relationship with Caterpillar to Achieve Rapid Market Penetration

    We believe that our distribution agreement with Caterpillar allows us to rapidly penetrate the power quality and reliability market through Caterpillar's worldwide network of over 200 dealers and over 1,500 branch outlets. A portion of Caterpillar's large installed base of over 250,000 gensets also provides a significant retrofit opportunity by converting installed standby systems to CPS with our CleanSource UPS. Our relationship with Caterpillar should enhance our credibility among the generally conservative customers within the power quality and reliability market. We will continue to examine additional ways to leverage our relationship with Caterpillar.

Outsource Components to Rapidly Scale Manufacturing

    We intend to continue to outsource all non-proprietary hardware and electronics by maintaining and building on multiple supplier relationships so that we can respond quickly to significant quantity increases. We intend to focus on the final assembly and testing of our products, decreasing production cycle times and increasing volume production capability.

Aggressively Protect Our Intellectual Property

    We seek to identify and to protect aggressively our key intellectual property, primarily through the use of patents. We believe that a policy of actively protecting intellectual property is an important component of our strategy to serve as a leading innovator in power quality technology and will provide us with a long-term competitive advantage.

Market Opportunities

    The Electric Power Research Institute estimates that power disturbances cost U.S. businesses more than $30 billion each year. According to industry sources, in 1999 businesses spent in excess of $11.0 billion globally on power quality and reliability products in an attempt to reduce these losses. Our current products, CleanSource DC and CleanSource UPS, are targeted at the $5.5 billion market for UPS. We believe that our CleanSource products are superior alternatives to conventional UPS and CPS products and should be able to rapidly penetrate this growing segment of the power quality industry. With future products, we anticipate that we will be able to compete in most segments of this market.

    With our current and future products we intend to focus on the following market opportunities:

Internet Market

    A 1999 study conducted by the University of Texas and released by Cisco Systems, Inc. found that the U.S. Internet economy grew at an estimated average annual rate of 175% from 1995 to 1998. The June 2000 update to this study also projected that the Internet economy would grow to $850 billion in 2000, up 62% from 1999. To support this growth, internet service providers must construct new facilities to house the computers and communications systems required to provide around-the-clock service to their customers. To ensure continuous service, ISPs are adding power quality equipment to protect these systems.

Telecommunications Market

    To ensure uninterrupted service, wireless telecommunications providers must have continuous power at each cellular and PCS station. The market for back-up telecommunications power systems represented approximately $4.0 billion of the $11.0 billion power quality market in 1999. Conventional CPS systems currently satisfy market demand using a patchwork of gensets, lead-acid batteries and UPS electronics. We are designing our next generation product, a fully integrated CPS, to service the specific needs of this market, although we expect broader market applications in the future. We believe that our fully integrated CPS will be well positioned to serve this market and will achieve rapid market penetration.

Other Power Quality and Reliability Markets

    Industrial. An Electric Power Research Institute study on recurring U.S. power problems estimated that the average U.S. manufacturing facility experienced in excess of 20 power disturbances annually. Exacerbating this problem, manufacturing organizations are employing increasing levels of automation, especially process and machine control, communications and computerized optimization of material flow. Even brief power disturbances, which result in lost material, lost data and worker and plant down time, can be very expensive. Industries with the potential to suffer significant loss from power disturbances include semiconductor and pharmaceutical manufacturing, plastic and fiber extrusion, textiles, and precision machining.

    Commercial Facilities. Many commercial facilities such as office buildings, hotels and university facilities now have a large number of computers or servers. Historically, these businesses and their personal computer networks have been unprotected from power disturbances or have only been spot-protected with a small PC UPS under each person's desk. A single CleanSource UPS system can protect as few as 200 PCs more cost effectively than many small PC UPS products.

    Retrofit Market. Caterpillar has the largest installed base of standby generators, or generators which are not coupled with a UPS, in the world. As even a short power outage can cause an extended shutdown of sensitive electronic equipment, many of the customers that rely on standby generators for long-term power outages can no longer afford the five to ten second outage while the generator starts and therefore need to add a UPS for short-term protection. While a lead-acid battery based UPS can be used to upgrade a standby generator into a CPS, Caterpillar sells our CleanSource UPS and does not offer a battery-based UPS. We believe that upgrading, or retrofitting, a portion of Caterpillar's approximately 250,000 installed gensets worldwide by adding our CleanSource UPS, thereby creating a CPS, represents a significant market opportunity.

Distributed Generation

    Fuel cells and microturbines, which allow users to bypass the electric utility grid by generating power locally, represent potential markets for our CleanSource products. These distributed generation technologies currently cannot respond effectively to rapid changes in electric power demands, or loads, due to their slow response capability. CleanSource DC can absorb sharp peaks in electrical demand, allowing a relatively expensive microturbine or fuel cell to be sized for the average power requirement of the customer. This combination provides a cost competitive alternative to sizing the fuel cell or microturbine to handle both peak and average electrical demands. In addition, CleanSource UPS can seamlessly transfer a customer load from utility power to fuel cell or microturbine standby power in the event of a utility outage.

Our Relationship with Caterpillar

    We have established a strategic relationship with Caterpillar granting Caterpillar the world wide right to distribute CleanSource UPS. Caterpillar is a market leader in new genset sales and has the largest installed base of existing standby generators in the world. By offering a Caterpillar UPS with a standby genset, Caterpillar can transform a standby power system into a CPS. The combined solution reduces maintenance cost and increases reliability relative to traditional CPS products. Moreover, because Caterpillar's product line now includes both a UPS and a genset, Caterpillar will be selling, installing and servicing a complete CPS under a single brand name. We believe that this total solution gives both Caterpillar and us a significant competitive advantage in the power quality market. Through Caterpillar's worldwide dealership and sales force network and its market reputation, we believe that we will be able to rapidly penetrate the market for our products.

    UPS Development Agreement. We entered into a development agreement with Caterpillar in January 1999 for the creation and distribution of CleanSource UPS marketed under the Caterpillar brand name. Under the development agreement, Caterpillar provided $5.0 million in funding to support the development of CleanSource UPS.

    While we retained sole ownership of the underlying flywheel energy storage technology, we jointly own intellectual property associated with the integration of UPS electronics with CleanSource DC with Caterpillar. Either we or Caterpillar may license to other entities the intellectual property that we jointly own without seeking the consent of the other and all licensing revenue generated by licensing the joint intellectual property will be solely retained by the licensing party. However, we may not license the joint intellectual property to specifically identified competitors of Caterpillar until January 1, 2005.

    While this agreement has no expiration date, Caterpillar may terminate it at any time by giving us 90 days' advance written notice. Upon termination of the development agreement, the parties will have no further obligation to engage in any future development efforts or study the applicability of any such development. However, the ownership rights granted each party will survive any such termination.

    Distribution Agreement. We also have a distribution agreement with Caterpillar. During 1999 and the first six months of 2000, we received approximately $412,000, or 39%, and $712,000, or 83%, respectively, of our product revenue from Caterpillar under this agreement. The principal provisions of this agreement are summarized below:

  . Caterpillar has semi-exclusive worldwide rights to distribute
    CleanSource UPS under the Caterpillar brand name;

  . As long as Caterpillar meets minimum annual sales requirements, we will not sell CleanSource UPS to specifically identified competitors of Caterpillar until January 1, 2005 or the termination of the distribution agreement; and

  . We will provide Caterpillar the same warranty Caterpillar provides its customers procuring electric power generation products (one year from delivery).

    Caterpillar may continue to distribute CleanSource UPS until January 1, 2005. At such time the agreement will continue for additional six-month periods unless either party provides written notice to the other within ninety days of the end of the current period of its decision not to renew the agreement. The agreement may also be terminated by Caterpillar for our uncured material breach, if CleanSource UPS consistently and materially fails to meet our published specifications, if we substantially and continuously fail to meet agreed shipment dates for products ordered by Caterpillar. Finally, either party may terminate in the event of a change in control of the other.

    Feasibility Study. Under our development agreement with Caterpillar, we are also studying the potential benefits of a new type of electromechanical technology for use in distributed power applications.

Sales, Marketing and Support

Sales and Marketing

    In the power quality industry, we believe that partnering with established companies with significant relationships and service capabilities enables us to promote the adoption of new technology that otherwise would take significantly longer for wide application. Our sales activity has focused principally on OEM adoption of our products through extensive OEM testing, product qualification and early product placement with select end users. We intend to continue to sell through OEMs to gain acceptance of our proprietary and innovative power technologies. We believe that focusing on product acceptance and support from OEMs provides the greatest opportunity for market penetration and sales growth with minimal resources. We are also expanding our international sales activities through our multinational OEM sales channels. We employ a small, geographically dispersed sales force to develop leads and educate our OEM customers in their sales efforts.

    Our marketing efforts are geared toward developing and sustaining key relationships with OEMs, participating in tradeshows to promote and launch our products, and training for the salespeople within the OEM channels. We also work with OEM partners on promotional activities such as advertising development, direct mail and telemarketing strategies. We use our marketing resources to stimulate end user sales through trade press articles, participation in industry conferences and limited direct mail to specific power quality customers.

Service and Support

    We are transitioning the primary service and maintenance of our products from our own service personnel to the OEMs who sell our products. We believe that this will reduce the need for a large end-user support organization by enabling our OEMs to provide installation, service and primary support to their customers. Our service personnel will remain as a back-up for difficult situations or where no trained personnel are immediately available and will support initial applications of the products. Our customer service and support organization also provides comprehensive training programs to our OEM customers.

Our Customers

    Our primary customers are OEMs. To date, our most significant OEM is Caterpillar, which distributes CleanSource UPS under its brand name. We intend to continue to use selected development and distribution partnerships to develop and distribute our future products into selected markets and achieve rapid market penetration.

    End use industries for our products include Internet service providers, semiconductor manufacturers, telecommunication providers, pharmaceutical manufacturers, hospitals, electric utilities and broadcasters.

    During 1999, Caterpillar accounted for 39% of our total revenue and sales of our CleanSource DC product to our largest UPS OEM, Powerware, accounted for 21% of our revenue. Sales of CleanSource DC to Micron Technologies and Lee Technologies also accounted for 16% and for 13% of our 1999 revenue, respectively. No other customer accounted for more than 10% of our revenue during 1999. Due to Caterpillar's semi-exclusive CleanSource UPS distribution rights, we anticipate that revenue from Caterpillar will comprise a majority of our revenue in 2000. In the six months ended June 30, 2000, Caterpillar accounted for 83% of our revenue.

Technology

Flywheel Energy Storage System

    Our patented flywheel energy storage system stores kinetic energy--energy produced by motion--by spinning a compact rotor constantly in a low-friction environment. When the user requires short-term back-up power--i.e. when the electric power used to spin the flywheel fluctuates or is lost--the wheel's inertia causes it to continue spinning. The resulting kinetic energy of the spinning flywheel generates electricity for short periods. We believe that relative to other energy storage alternatives, our system provides high quality, reliable power at the lowest cost.

    Over the past 20 years, attempts at commercializing flywheel systems have been based on technology used in aerospace applications, such as satellite momentum control, that attempt to maximize the amount of stored energy with the absolute minimum system weight. Cost has been a secondary concern for such applications. As a result of these design goals, these flywheel designs require extremely high rotational speeds in excess of 50,000 rotations per minute. In order to achieve such high speeds, the flywheel must be made of expensive materials, such as composite carbon fiber. As a result, high-speed flywheel concepts require a number of expensive safety systems, including extensive inertial containment and "active" magnetic bearing systems that use sophisticated computer controls to continuously monitor the position and balance of the flywheel.

    Rather than rely on the flywheel concepts developed for other applications, we focused our development efforts on providing products that meet the specific needs of the power quality and reliability market. Users requiring back-up power products want products that can deliver high quality, reliable power at the lowest cost. As a result of these needs, we developed a flywheel system that operates at significantly lower speeds, under 8,000 rotations per minute. These speeds are comparable to those of automobile engines and industrial machinery. This lower flywheel speed has allowed us to develop a lower cost design by using an inexpensive bearing system and conventional steel in place of expensive composite materials.

    The design of our flywheel system, which is displayed below, integrates the function of a motor (which utilizes electric current from the electric utility grid to provide the energy to rotate the flywheel), flywheel rotor (which spins constantly to maintain a ready source of kinetic energy) and generator (which converts the kinetic energy of the flywheel into electricity) into a single integrated system. This integration further reduces the cost of our product and increases its efficiency.

                                   [GRAPHIC]

[Description of graphic: This graphic depicts "The CleanSource Flywheel Technology" and lists the patents we have obtained or filed for on the specific parts of the flywheel system. From the top of the left side of the flywheel to the bottom, we have listed the following patents: "Magnetic bearing integrated into field circuit, Patent# US5920138", "Constant voltage regulation, Patent# US5932935", "Smooth air-gap armature, Patent Pending", "High-power motor-generator, Patent# US5905321". From the top of the right side of the flywheel to the bottom, we have listed the following patents: "Ball bearing cartridge for easy replacement, Patent# US6029538", High intertia motor-generator rotor, Patent# US5929548" and "Slotless motor-generator stator, Patent# US5731654, Patent# 5969457".]

    The flywheel rotor is designed to spin in a near frictionless environment by the use of a low-cost, combination magnetic and mechanical bearing system. The friction in the spinning chamber is further reduced by the creation of a partial vacuum, which reduces the amount of air in the chamber that otherwise creates drag on the flywheel rotor. The flywheel rotor stores energy in the form of kinetic energy by constantly rotating within the vacuum container. As the flywheel rotor slows down when a user requires power, the rotor's magnetism is increased as it rotates past copper coils contained in the armature to generate constant output power. This enables the flywheel system to provide between ten and sixty seconds of electricity during power disturbances. While a lead-acid battery can typically provide back-up power for a much longer period, this capability usually is not required. Our flywheel-based system can provide ride-through, or temporary, power for the majority of power disturbances, such as voltage sags and surges, and can bridge the gap between a power outage and the time required to switch to generator power.

    We have verified our flywheel design with both internal and external three-dimensional finite element analysis, as well as tests designed to determine the flywheel's safety at varying speeds. We test each flywheel rotor with stringent quality control methods. These tests have demonstrated a factor of safety consistent with common industrial machines such as large motors and generators.

The CleanSource Family of Products

    Our unique flywheel energy storage system device is being used in our two currently offered products: CleanSource DC and CleanSource UPS. The CleanSource UPS design takes advantage of the many component similarities between the CleanSource DC and a traditional UPS system. Both products require power conversion electronics, fans for cooling, a frame for structural support, telemetry, data reporting, a user display and other overlapping functions. By combining these functions into a single system, we achieved significant cost efficiencies.

    The UPS electronics we use in our CleanSource UPS product are the latest in power semiconductor devices using highly reliable and efficient insulated gate bipolar transistors. This results in an efficient, highly responsive power conditioning system that can protect sensitive customer power requirements from even the briefest of electric power anomalies. Tightly integrating these power electronics with our flywheel energy storage system results in an efficient, compact and cost effective UPS system.

Generator Start Enhancement

    To enhance the overall system reliability of CleanSource UPS, we have patented a method to draw power from the flywheel to supply 24 volts of starting power to a genset to augment or replace the typical starter battery, which is the cause of most generator start failures. When taking advantage of this flywheel-sourced starting power, the reliability of the entire CPS solution is significantly enhanced.

Research and Development

    We believe that our research and development efforts are essential to our ability to successfully deliver innovative products that address the needs of our customers as the market for power quality products evolves. Our research and development team works closely with our marketing and sales team and OEMs to define product features and performance to address the specific needs. Our research and development expenses were $2.6 million, $4.0 million and $4.4 million in 1997, 1998 and 1999, respectively. We anticipate maintaining significant levels of research and development expenditures in the future. At June 30, 2000, our research and development efforts employed 53 engineers and technicians.

Manufacturing

    We source all of our components from contract manufacturers to enhance our ability to scale our operations and minimize cost. This approach allows us to respond quickly to customer orders while maintaining high quality standards.

    Our internal manufacturing process consists of assembly, functional testing and quality control of our products. We also test components, parts and subassemblies obtained from suppliers for quality control purposes.

    We purchase all of our components on a purchase order basis and do not have written or long-term agreements with any of our suppliers. Although we use standard parts and components for our products where possible, we purchase a particular type of power module from Semikron International and a microprocessor from Motorola, both of whom are single source suppliers. If we were unable to obtain these components, we believe it would take approximately six months to develop a substitute power module and approximately four months to develop a substitute microprocessor. We have an oral agreement with the power module supplier to maintain at least three months inventory for us, and we maintain an additional three months of inventory. We maintain approximately three months of inventory of the Motorola microprocessor. We intend to seek long-term agreements with key suppliers to ensure the adequate supply of components.

    We plan to substantially expand our manufacturing facilities and capacity in order to support projected volume demand for our products.

Proprietary Rights

    We rely on a combination of patents and trademarks, as well as confidentiality agreements and other contractual restrictions with employees and third parties, to establish and protect our proprietary rights. We currently have filed 32 patents before the United States' Patent and Trademark Office, 21 of which have issued, nine of which are pending, three of which have been allowed, and two of which we abandoned. Additionally, we have made 25 filings under the Patent Cooperation Treaty, and before the European Patent Office and the Japanese Patent Office. Of those patents prosecuted before the United States' Patent and Trademark Office, 17 claim inventions related to our CleanSource product line, eight of which have issued. Six of these issued patents protect inventions related to a motor/generator for flywheel use, a central component of our CleanSource product. Our patent strategy is critical for preserving our rights in and to the intellectual property embodied in our CleanSource product line. As a manufactured, tangible device that is sold rather than licensed, the CleanSource product line does not qualify for copyright or trade secret protection. To enforce our ownership of such technology, we principally rely on the protection obtained through the patents we own, as well as state unfair competition laws. We intend to aggressively protect our patents, including by bringing legal actions if we deem it necessary.

    We own the registered trademark CLEANSOURCE in the United States and have applied for a trademark on our logo. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

Competition

    The power quality and power reliability markets are intensely competitive. The principal bases of competition are system reliability, availability, cost, including initial cost and total cost of ownership, and OEM endorsement and brand recognition.

    Our CleanSource DC product competes with makers of lead-acid batteries and groups that are developing their own battery-free technologies. Industry sources estimate that the 2000 U.S. UPS lead-acid battery market will be approximately $400 million, substantially all of which will be comprised of sales of lead-acid batteries rather than battery-free technologies designed to replace lead-acid batteries, such as CleanSource DC. Of the makers of battery-free products, Piller and International Computer Power are the only companies currently offering flywheel energy storage systems that directly compete with the CleanSource DC. The Piller flywheel is only available with Piller's proprietary UPS system. In the 500kw and under power range, we believe that we have a substantial majority of the installed base of flywheel products. In the overall flywheel market, we believe that we and Piller each have approximately half of the installed flywheel units. The CleanSource DC is the only flywheel system that is sold and serviced by the major UPS manufacturers--Powerware, Liebert and MGE UPS Systems. Examples of other technologies potentially competitive with CleanSource DC include high-speed composite flywheels, ultra capacitors and superconducting magnetic energy storage. To date, however, we believe that none of these technologies has achieved a sufficient presence in our market to be considered a competitor.

    Our CleanSource UPS as distributed by Caterpillar competes with UPS manufacturers such as Powerware, Liebert and MGE UPS Systems, who also are CleanSource DC distributors. When sold in conjunction with a standby generator, the CleanSource UPS competes with battery-free systems from Piller, Hitec and EuroDiesel. While CleanSource UPS is a new product and we therefore have not sold a significant number of units, we believe that the high efficiency, broad power range and compact footprint of the CleanSource UPS, coupled with Caterpillar's brand recognition and support, will allow us to compete successfully with these alternatives.

    We expect our future CPS product to compete with manufacturers of CPS equipment for the telecommunications market, such as Alpha Technologies and the Lectro division of Invensys. While we believe that our future CPS product will offer the telecommunications market a superior technology to what currently exists, we may have difficulty competing with the existing product offerings in this market and may never develop a competitive product offering.

Employees

    At June 30, 2000, we had 126 employees, with 53 engaged in research and development, 38 in manufacturing, 12 in sales, 7 in marketing and customer support, and 16 in administration, information technology and finance. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Facilities

    Our corporate headquarters facility, which houses our administrative, advanced development, engineering, information systems, marketing, sales and service and support groups, consists of approximately 23,500 square feet in Austin, Texas. We lease our corporate headquarters facility pursuant to a lease agreement that expires in March 2003. Our manufacturing facility of approximately 15,000 square feet is also located in Austin, Texas. The lease on this facility also expires in March 2003. The total monthly lease payments due under our leases for our facilities in Austin, Texas are approximately $35,000.

Legal Proceedings

    We are not party to any legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

    The following table sets forth certain information concerning our executive officers and directors and certain of our key employees:

Name                            Age Position(s)
----                            --- -----------
Directors and Executive
 Officers:
Eric L. Jones..................  65 Chairman of the Board of Directors

Joseph F. Pinkerton, III.......  36 President, Chief Executive Officer and
                                    Director

David S. Gino..................  42 Vice President of Finance, Chief Financial
                                    Officer and Secretary

James A. Balthazar.............  47 Vice President of Marketing

William E. Ott, II.............  44 Vice President of Sales and Service

Richard E. Anderson............  35 Director (1)

Rodney S. Bond.................  55 Director (2)

Lindsay R. Jones...............  39 Director

Jan H. Lindelow................  54 Director (1)(2)

Terrence L. Rock...............  54 Director (1)(2)

Other Key Employees:
Mark Ascolese..................  49 Senior Vice President

Daniel R. Brent................  53 Vice President of Manufacturing

David B. Clifton...............  52 Vice President of Advanced Development

William C. Kainer..............  49 Vice President of Business Development

Travis R. Williams.............  55 Vice President of Engineering

--------
(1)Member of the compensation committee
(2)Member of the audit committee

Executive Officers and Directors

    Eric L. Jones has served as the Chairman of our Board of Directors since March 1995. Since April 1994, he has been a partner with SSM Venture Partners, L.P., an Austin, Texas-based venture capital firm. Mr. Jones is currently a director/chairman of several private companies including 360 Commerce and Motive Communications. He is also the past chairman of the board of directors of VTEL Corporation and Tivoli Systems. During a 25 year career at Texas Instruments, Mr. Jones held various positions, including as a corporate vice president and as president of TI's Data Systems Group. Mr. Jones holds a Ph.D. in mechanical engineering from the University of Texas at Austin.

    Joseph F. Pinkerton, III, our founder, has served as our Chief Executive Officer, President and director since August 1992. From June 1989 to June 1992, Mr. Pinkerton was a principal with FRC, a private research and development company. Mr. Pinkerton holds numerous U.S. and foreign patents. Mr. Pinkerton holds a B.A. in Physics from Albion College, in association with Columbia University.

    David S. Gino has served as our Chief Financial Officer, Vice President of Finance and Secretary since December 1999. From August 1995 to November 1999, Mr. Gino was the Chief Financial Officer and Executive Vice President of Finance of DuPont Photomasks, a public semiconductor component manufacturer. From October 1987 to August 1995, Mr. Gino held a number of financial and business management positions with The DuPont Company. Mr. Gino holds a B.A. in economics from the University of California and an MBA from the University of Phoenix.

    James A. Balthazar has served as our Vice President of Marketing since October 1996. From March 1984 to August 1996, Mr. Balthazar held various management positions, including Vice President of Marketing at Convex Computer Corporation, a public supercomputer manufacturer. Mr. Balthazar holds a B.S. from the University of Maryland, College Park and an M.S. in engineering from Cornell University.

    William E. Ott, II has served as our Vice President of Sales and Service since September 1997. From July 1996 to September 1997, Mr. Ott served as General Manager for Eastern United States, Canada and Latin America at US Data Corp., a public manufacturer of automation software. From August 1995 to July 1996, he was the Southeastern Sales Director for Pyramid Technology Corp., a public high performance UNIX server manufacturer, and from July 1994 to June 1995, he was the Southeastern United States Sales Manager for Sybase, Inc. Mr. Ott holds a B.S. in electrical engineering and an M.B.A. from the University of Missouri at Columbia.

    Richard E. Anderson has served on our Board of Directors since 1992. In 1992, Mr. Anderson co-founded Hill Partners, Inc., a real estate development and investment company, where he currently serves as a partner. Mr. Anderson holds a B.A. in economics from Southern Methodist University.

    Rodney S. Bond has served on our Board of Directors since September 1994. Since May 1990, Mr. Bond has served in various capacities with VTEL Corporation, a public digital video communications company. He currently serves as the Vice President, Chief Strategic Officer and previously served as the Vice President, Chief Financial Officer of VTEL. Mr. Bond holds a B.S. in metalurgical engineering from the University of Illinois and an M.B.A. from Northwestern University.

    Lindsay R. Jones has served on our Board of Directors since December 1996. Ms. Jones is a Vice President of Advent International Corp., a private equity firm, which she joined in September 1990. Ms. Jones holds a B.A. in economics from Middlebury College.

    Jan H. Lindelow has served on our Board of Directors since February 1998. Since May 1997 to the present, Mr. Lindelow has served as Chairman and CEO of Tivoli Systems, Inc. From January 1995 to April 1997, he was a self-employed management consultant. From 1988 to June 1994, Mr. Lindelow worked in various management capacities at Asea Brown Boveri AG. Mr. Lindelow holds an M.S. in electrical engineering from the Royal Institute of Technology in Stockholm, Sweden.

    Terrence L. Rock has served on our Board of Directors since 1997. Since 1996, Mr. Rock has served as a partner with CenterPoint Venture Partners. From 1983 to 1996, Mr. Rock worked for Convex Computer Corporation holding various positions, including President and Vice President of Operations. Mr. Rock also serves on the board at several private companies. Mr. Rock holds a B.S. in mechanical engineering from South Dakota School of Mines and Technology.

Other Key Employees

    Mark Ascolese has served as our Senior Vice President since March 2000. From 1985 to March 2000, Mr. Ascolese served as President, Global Accounts, as well as various other executive level positions at Invensys PLC's Powerware subsidiary. Mr. Ascolese holds a B.S. in commerce from the University of Louisville.

    Daniel R. Brent has served as our Vice President of Manufacturing since July 1996. From June 1984 until July 1996, Mr. Brent held various manufacturing management positions, including manager and director of technical support in the Austin, Texas and Fremont, California divisions of Tandem Computers, Inc. Mr. Brent holds a B.S. in chemistry from Wichita State University.

    David B. Clifton has served as our Vice President of Advanced Development since 1997. From 1994 to 1997, Mr. Clifton served as our Vice President of Engineering. Prior to joining Active Power, Mr. Clifton was a founder and Vice President of Engineering at Asoma Instruments. Mr. Clifton attended Texas Tech University, Oklahoma University and the University of Texas at Austin.

    William C. Kainer has served as our Vice President of Business Development since January 1999. From October 1997 to January 1999, Mr. Kainer served as our Vice President of Service. From January 1997 to October 1997, he served as Vice President of Sales for Haystack Labs, a private security software company. From November 1995 to September 1996, Mr. Kainer was the Vice President of Sales and Marketing of General Computer Systems, a private pharmaceutical software company. From July 1994 to October 1995, he was General Manager of the Americas at Convex Computer Corporation. Mr. Kainer holds a B.A. in history from the University of Houston.

    Travis R. Williams has served as our Vice President of Engineering since October 1997. Prior to this, Mr. Williams held various positions, including the Manager of Development Engineering at the Wayne Division of Dresser Industries, Inc., a public manufacturer of retail petroleum marketing systems, from February 1988 to September 1997. Mr. Williams holds a B.S. in mechanical engineering from Texas A&M University and an M.S. in electrical engineering from the University of California at Los Angeles.

    Our officers serve at the discretion of the board of directors, subject to severance agreements with Messrs. Pinkerton and Gino, which are described below. All of our current directors were elected pursuant to the Fourth Amended and Restated Voting Agreement dated November 23, 1999 by and between us and certain of our stockholders. The voting provisions of this agreement will automatically terminate upon the closing of this offering. There are no family relationships among any of our executive officers or directors.

Classified Board of Directors

    Prior to the closing of this offering, we intend to file an amended certificate of incorporation pursuant to which our board of directors will be divided into three classes effective upon the closing of this offering. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes will be comprised as follows:

  . Class I Directors. Richard E. Anderson, Rodney S. Bond and Lindsay R.
    Jones will be Class I Directors whose terms will expire at the 2001 annual meeting of stockholders;

  . Class II Directors. Jan H. Lindelow and Terrence L. Rock will be Class
    II Directors whose terms will expire at the 2002 annual meeting of stockholders; and

  . Class III Directors. Eric L. Jones and Joseph F. Pinkerton, III will be
    Class III Directors whose terms will expire at the 2003 annual meeting of stockholders.

Committees of the Board of Directors

    Our board of directors has established an audit committee and a compensation committee.

    Audit Committee. The audit committee reports to the board of directors with regard to the selection of our independent auditors, the scope of our annual audits, fees to be paid to the auditors, the performance of our independent auditors, compliance with our accounting and financial policies, and management's procedures and policies relative to the adequacy of our internal accounting controls. The members of the audit committee are Messrs. Bond, Lindelow and Rock.

    Compensation Committee. The compensation committee reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other employees. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The compensation committee also administers our stock option and stock purchase plans. The members of the compensation committee are Messrs. Anderson, Lindelow and Rock.

Director Compensation

    Each of our non-employee directors receives a fee of $5,000 per quarter for his or her service as a director. In addition, non-employee directors will receive stock option grants at periodic intervals under the automatic option grant program of our 2000 Stock Incentive Plan. Non-employee and employee directors will also be eligible to receive option grants under the discretionary option grant program of the 2000 plan. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after this offering will receive an option grant to purchase 25,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after this offering, each non-employee board member who continues to serve as a non-employee board member will automatically be granted an option to purchase 7,500 shares of common stock, provided such individual has served on the board for at least six months.

    In May 1996, we entered into a consulting services agreement with Eric L. Jones, the chairman of our board of directors. Mr. Jones receives a fee of $6,250 per month for providing business and strategic advisory consulting services to us. This agreement is terminable by either party upon 30 days' advance written notice.

Compensation Committee Interlocks and Insider Participation

    Our board's compensation committee consists of Messrs. Anderson, Lindelow and Rock. To date, no member of our compensation committee has served as an officer or employee of Active Power. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or its compensation committee.

Employment Agreements and Severance Arrangements

    We have severance arrangements in place with the following executive officers:

  . Joseph F. Pinkerton, III. Pursuant to a resolution by our board of directors, Mr. Pinkerton will receive six months of severance pay if he is terminated without cause, which would result in a severance payment of $105,000 based on Mr. Pinkerton's current salary. Additionally, if after six months of an inability to perform his duties due to a permanent disability Mr. Pinkerton is terminated, he will receive three months of severance pay, which would result in a severance payment of $52,500 based on Mr. Pinkerton's current salary.

  . David S. Gino. Upon a change in corporate control that results in a significant reduction in his role and/or responsibility within 12 months of the change in corporate control, Mr. Gino will receive up to six months of severance pay, which would result in a severance payment of $100,000 based on Mr. Gino's current salary. Additionally, 75% of his then unvested options will accelerate and vest immediately.

Limitation of Liability and Indemnification

    Our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors' and officers' liability insurance and enter into indemnification agreements with all of our directors and executive officers.

Executive Compensation

    The following table provides the total compensation paid to our chief executive officer and the next highest paid executive officers whose compensation (salary and bonus) exceeded $100,000 in 1999.

                           Summary Compensation Table

                                                                      Long-Term
                                        Annual Compensation          Compensation
                               ------------------------------------- ------------
                                                                      Securities
                                                      Other Annual    Underlying
 Name and Principal Position   Salary ($) Bonus ($) Compensation ($) Options (#)
 ---------------------------   ---------- --------- ---------------- ------------
 Joseph F. Pinkerton, III....   $157,308   $50,000        --               --
  President and Chief
  Executive Officer
 James A. Balthazar..........    128,750       254        --            15,120
  Vice President of Marketing
 William E. Ott..............    123,600    25,499        --            28,080
  Vice President of Sales and
  Service

Option Grants in Last Fiscal Year

    The following table provides information concerning individual grants of stock options made during 1999 to each of our executive officers named in the summary compensation table. We have never granted any stock appreciation rights.

    The exercise prices represent our board's estimate of the fair market value of the common stock on the grant date. In establishing these prices, our board considered many factors, including the book value of our common stock, the price of the most recent sales of our preferred stock, the preferences given to our preferred stock and the lack of marketability of our common stock.

    The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the assumption that our initial public offering price per share appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved.

    We granted these options under our 1993 Stock Option Plan. Each option has a maximum term of 10 years, subject to earlier termination if the optionee's services are terminated. Except as otherwise noted, these options are immediately exercisable, but we have the right to repurchase, at the exercise price, any shares that have not vested at the time the optionee terminates employment with us. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 1,276,560 shares of common stock granted in 1999. The following table sets forth information concerning the individual grants of stock options to each of our named executive officers in the year ended 1999.

                                                                                Potential Realizable
                                  Individual Grants                               Value of Assumed
                            ------------------------------                         Annual Rates of
                              Number of   Percent of Total                           Stock Price
                             Securities   Options Granted                         Appreciation for
                             Underlying   to Employees in  Exercise                  Option Term
                               Options     the Year Ended  Price per Expiration ---------------------
Name                        Granted(#)(1)     1999(%)        Share      Date      5%($)     10%($)
----                        ------------- ---------------- --------- ---------- --------- -----------
Joseph F. Pinkerton, III..        --            --             --         --          --          --
James A. Balthazar(2).....     15,120           1.2%         $1.04    12/9/09    $353,709 $   572,536
William E. Ott(2).........     28,080           2.2           1.04    12/9/09     656,887   1,063,281

                             Option Grants in 1999

--------
(1)These options are fully exercisable, but if the employee leaves us before he has vested in his option shares, we have the right to repurchase, at the exercise price, any shares that have been purchased but which are not vested.
(2)These options vested as to 6.25% on March 9, 2000 and 6.25% on June 9, 2000 and vest as to the remaining 87.5% in equal quarterly installments over the following 14 quarters.

Fiscal Year-End Option Values

    The following table provides information about stock options held as of December 31, 1999 by each of our executive officers named in the Summary Compensation Table. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

                          Year End 1999 Option Values

                              Number of Securities
                             Underlying Unexercised     Value of Unexercised
                                   Options at          In-the-Money Options at
                              December 31, 1999(#)     December 31, 1999($)(1)
                            ------------------------- -------------------------
                            Exercisable Unexercisable Exercisable Unexercisable
                            ----------- ------------- ----------- -------------
Joseph F. Pinkerton, III...       --         --              --        --
James A. Balthazar (2).....   371,520        --       $5,520,300       --
William E. Ott (3).........   240,840        --        3,548,875       --

--------

(1)There was no public trading market for our common stock as of December 31, 1999. Accordingly, we have based the value of unexercised in-the-money options at December 31, 1999 on an assumed initial public offering price of $15.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.
(2) As of December 31, 1999, Mr. Balthazar's options were exercisable as to all 371,520 shares, 250,424 of which were vested and 121,096 of which were unvested. If Mr. Balthazar leaves us before all of his option shares vest, we have the right to repurchase the unvested option shares at the exercise price paid per share.
(3) As of December 31, 1999, Mr. Ott's options were exercisable as to all 240,840 shares, 81,877 of which were vested and 158,963 of which were unvested. If Mr. Ott leaves us before all of his option shares vest, we have the right to repurchase the unvested option shares at the exercise price paid per share.

2000 Stock Incentive Plan

    Introduction. The 2000 Stock Incentive Plan is the successor program to our 1993 Stock Option Plan. The 2000 plan became effective on July 13, 2000. At that time, all outstanding options under the 1993 plan were transferred to the 2000 plan, and no further option grants will be made under the 1993 plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 2000 plan to those options. Except as otherwise noted below, the transferred options will have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 plan.

    Share reserve. We have reserved 6,116,934 shares of our common stock for issuance under the 2000 plan. This share reserve consists of the number of shares carried over from the 1993 plan plus an additional increase of 2,592,000 shares. The share reserve under our 2000 plan will automatically increase on the first trading day in January of each calendar year, beginning with calendar year 2001, by an amount equal to two percent (2%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 1,080,000 shares. In addition, no participant in the 2000 plan may be granted stock options, separately exercisable stock appreciation rights or direct stock issuances for more than 1,080,000 shares of common stock in total in any calendar year.

    Programs. Our 2000 plan has three separate programs:

  . the discretionary option grant program, under which eligible individuals may be granted options to purchase shares of our common stock at an exercise price less than, equal to or greater than the fair market value of those shares on the grant date;

  . the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones, the completion of a specified period of service or as a bonus for past services; and

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date.

    Eligibility. The individuals eligible to participate in our 2000 plan include our officers and other employees, our non-employee board members and any consultants or other independent advisors we hire.

    Administration. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

    Plan features. Our 2000 plan includes the following features:

  . The exercise price for any options granted under the plan may be paid in cash, in shares of our common stock valued at the fair market value on the exercise date or with a promissory note. The option may also be exercised through a same-day sale program through an independent brokerage firm without any cash outlay by the optionee.

  . The compensation committee has the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1993 plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights may be issued to selected optionees under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for these shares. We may make the payments in cash or in shares of our common stock. None of the options under the 1993 plan have any stock appreciation rights.

    Change in control. The 2000 plan includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that we are acquired by merger or asset sale or board-approved sale by the stockholders of more than 50% of our outstanding voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued in effect will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

  . The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently involuntarily terminated. The vesting of any outstanding shares under our 2000 plan may be accelerated upon similar terms and conditions.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a hostile takeover effected through a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the optionee's services.

  . The options currently outstanding under our 1993 plan will immediately vest in the event we are acquired by merger or asset sale, unless those options are assumed by the acquiring entity and our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. If the options are so assumed by the acquiring entity and our repurchase rights are so assigned to such entity, then no accelerated vesting will occur at the time of the acquisition but, at the discretion of our board of directors at the time of the option grant or any time when the option is outstanding, the options will accelerate and vest in full upon an involuntary termination of the optionee's employment within a period no later than 18 months following the acquisition.

    Automatic option grant program. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant to purchase 25,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 7,500 shares of common stock, provided such individual has served on the board for at least six months.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 25,000-share automatic option grant will vest in a series of three successive annual installments upon the optionee's completion of each year of board service over the three-year period measured from the grant date. The shares subject to each annual 7,500 share automatic grant will vest upon the optionee's completion of one year of service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while then serving as a board member.

    The board may amend or modify the 2000 plan at any time, subject to any required stockholder approval. The 2000 plan will terminate no later than July 12, 2010.

Change in Control Arrangements under 1993 Stock Option Plan

    If we are acquired in a stockholder-approved transaction, whether by merger or asset sale, then all of the outstanding options granted under our 1993 plan, including those held by our executive officers, will accelerate in full, unless those options are assumed by the successor company and our repurchase rights with respect to unvested option shares are assigned to that company.

    In addition, at the discretion of our board of directors, at the time of the option grant or at any time when the option remains outstanding, if an optionee who is deemed to be a key employee by our board of directors is terminated other than for cause within a period not to exceed 18 months after the acquisition, that key employee's options will accelerate and become fully vested, and such options may be exercised at any time prior to the earlier of the expiration date of the option or the earlier termination of the option.

Employee Stock Purchase Plan

    Introduction. Our Employee Stock Purchase Plan was adopted by our board of directors on July 13, 2000. After approval by our stockholders, the plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

    Share reserve. 1,080,000 shares of our common stock initially have been reserved for issuance. The reserve will automatically increase on the first trading day of January in each calendar year, beginning in calendar year 2001, by an amount equal to one-half of one percent (0.5%) of the total number of outstanding shares of our common stock on the last trading day of December in the prior calendar year. In no event will any such annual increase exceed 325,000 shares.

    Offering periods. The plan has a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period begins on the date of the signing of the underwriting agreement for this offering and ends on the last business day in July 2002. The next offering period will start on the first business day in August 2002, and subsequent offering periods will be set by our compensation committee.

    Eligible employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on its start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

    Payroll deductions. A participant may contribute up to 15% of his or her base salary through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. However, a participant may not purchase more than 5,400 shares on any one semi-annual purchase date, and no more than 270,000 shares may be purchased in total by all participants on any one semi-annual purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

    Reset feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

    Change in control. Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

    Termination and amendment of plan. The plan will terminate no later than the last business day of July 2010. The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

                              RELATED TRANSACTIONS

Private Placements of Equity

    5% Stockholders, Directors and Executive Officers. Since our inception in August 1992, we have raised capital primarily through the sale of our preferred stock, including the following sales to holders of more than 5% of our outstanding common stock and to directors and executive officers.

  . In August 1992, we sold 100,000 shares of our non-voting 1992 preferred stock at a price of $0.50 per share to Richard E. Anderson. Concurrently with this financing, Mr. Anderson became a director. The 1992 preferred stock is redeemable at such time as our board of directors determines that we have available funds in excess of our anticipated needs and is not convertible into common stock. Our board of directors may determine to redeem the 1992 preferred stock upon the consummation of this offering. As a result, Mr. Anderson would receive $50,000 in proceeds.

  . In March 1995, we sold an aggregate of 569,406 shares of our Series A preferred stock at a price of $1.52 per share, of which 263,158 shares were sold to SSM Venture Partners. We also issued to SSM a warrant to purchase 432,000 shares of common stock at an exercise price of $0.07 per share, which they exercised in May 2000. Concurrently with the closing of the financing, SSM Venture Partners became a 5% stockholder and Eric L. Jones became the chairman of our board of directors. SSM exercised this warrant in May 2000. Although the number of shares of Series A preferred stock outstanding will not be affected by the 2.16-for-1 split of our common stock, as a result of this stock split, each share of Series A preferred stock will automatically adjust and become convertible into 2.16 shares of our common stock. Accordingly, the 569,406 shares of Series A preferred stock will automatically convert into approximately 1,229,917 shares of our common stock upon the consummation of this offering, and the effective purchase price per share of common stock to be received upon such conversion will be $0.70.

  . In May 1996, we sold an aggregate of 1,847,292 shares of our Series B preferred stock at a price of $2.03 per share to funds affiliated with Advent International, funds affiliated with Austin Ventures and SSM Venture Partners. Concurrently with the closing of the financing, investment funds affiliated with Advent International Corp. and investment funds affiliated with Austin Ventures became 5% stockholders.

      In connection with our Series C preferred stock financing in July 1997, the terms of the Series B preferred stock were modified to provide that the Series B preferred stock would be convertible into common stock at a rate of approximately 1.19:1. In addition to this adjustment, although the number of shares of Series B preferred stock outstanding will not be affected by the 2.16-for-1 split of our common stock, as a result of this stock split, each share of Series B preferred stock will automatically adjust and become convertible into approximately 2.57 shares of our common stock. Accordingly, the 1,847,292 shares of Series B preferred stock will automatically convert into approximately 4,750,732 shares of our common stock upon the consummation of this offering, and the effective purchase price per share of common stock to be received upon such conversion will be $0.79.

  . In July 1997, we sold an aggregate of 1,726,620 shares of our Series C preferred stock at a price of $3.475 per share to funds affiliated with Austin Ventures, CenterPoint Venture Fund, funds affiliated with Advent International Corp. and SSM Venture Partners. Concurrently with the closing of the financing, CenterPoint Venture Fund I, became a 5% stockholder and Terrence L. Rock became a director. Although the number of shares of Series C preferred stock outstanding will not be affected by the 2.16-for-1 split of our common stock, as a result of this stock split, each share of Series C preferred stock will automatically adjust and become convertible into 2.16 shares of our common stock. Accordingly, the 1,726,620 shares of Series C preferred stock will automatically convert into approximately 3,729,499 shares of our common stock upon the consummation of this offering, and the effective purchase price per share of common stock to be received upon such conversion will be $1.61.

  . In June 1998, we sold an aggregate of 1,652,894 shares of our Series D preferred stock at a price of $6.05 per share, of which 1,454,552 shares were sold to our 5% stockholders, directors and executive officers, including: Rho Management Trust I, CenterPoint Venture Fund I, SSM Venture Partners, funds affiliated with Austin Ventures, funds affiliated with Advent International Corp. and our director Jan H. Lindelow. Concurrently with the closing of the financing, Rho Management Trust I became a 5% stockholder. Although the number of shares of Series D preferred stock outstanding will not be affected by the 2.16-for-1 split of our common stock, as a result of this stock split, each share of Series D preferred stock will automatically adjust and become convertible into 2.16 shares of our common stock. Accordingly, the 1,652,894 shares of Series D preferred stock will automatically convert into approximately 3,570,251 shares of our common stock upon the consummation of this offering, and the effective purchase price per share of common stock to be received upon such conversion will be $2.80.

  . In November 1999, we sold an aggregate of 1,935,872 shares of our Series E preferred stock at a price of $11.34 per share, of which 948,466 shares were sold to our 5% stockholders, directors and executive officers, including: Rho Management Trust I, funds affiliated with SSM Venture Partners, funds affiliated with Austin Ventures, CenterPoint Venture Fund II, L.P., funds affiliated with Advent International Corp., our director Richard E. Anderson and his brother Charles A. Anderson, and our chairman of the board Eric L. Jones. Although the number of shares of Series E preferred stock outstanding will not be affected by the 2.16-for-1 split of our common stock, as a result of this stock split, each share of Series E preferred stock will automatically adjust and become convertible into 2.16 shares of our common stock. Accordingly, the 1,935,872 shares of Series E preferred stock will automatically convert into approximately 4,181,484 shares of our common stock upon the consummation of this offering, and the effective purchase price per share of common stock to be received upon such conversion will be $5.25.

    The following table summarizes the shares of our convertible preferred stock purchased by our 5% stockholders, directors and executive officers since our inception and the aggregate number of shares of common stock into which those shares of preferred stock will be converted upon the consummation of this offering:

                                                                              Aggregate Number of
                          Series A  Series B  Series C  Series D  Series E   Shares of Common Stock
                          Preferred Preferred Preferred Preferred Preferred Issuable Upon Conversion
Investor                    Stock     Stock     Stock     Stock     Stock      of Preferred Stock
--------                  --------- --------- --------- --------- --------- ------------------------
SSM Venture Partners....   263,158   615,764   287,770   117,356   246,916         3,560,410
Advent International....     --      615,764   287,770    57,520    17,636         2,367,498
Austin Ventures.........     --      615,764   575,540    99,174   176,366         3,421,911
CenterPoint Venture
 Partners...............     --        --      575,540   330,578   176,366         2,338,165
Rho Management Trust I..     --        --        --      809,924   264,550         2,320,864
Richard E. Anderson
 (1)....................     --        --        --        --       49,312           106,514
Eric L. Jones (2).......     --        --        --        --       17,320            37,411
Jan H. Lindelow.........     --        --        --      40,000      --               86,400

--------
(1)Includes shares purchased by Mr. Anderson's brother.
(2)Excludes shares purchased by funds affiliated with SSM Venture Partners, with which Mr. Jones is affiliated.

Other Transactions

    Consulting Agreement with Eric L. Jones. In May 1996, we entered into a consulting services agreement with Eric Jones, the chairman of our board of directors. In exchange for providing business and strategic advisory consulting services to us, Mr. Jones receives a fee of $6,250 per month. This agreement is terminable by either party with 30 days advance written notice.

    Registration Rights. For more information on registration rights we have granted to our 5% stockholders, other stockholders and some of our directors, please see "Description of Capital Stock--Registration Rights".

    Stock Options and Change in Control Arrangements. For more information regarding the grant of stock options and the change in control arrangements which may be available to directors and executive officers, please see "Management--Director Compensation", "--Employment Agreements and Severance Arrangements" and "--Executive Compensation".

    Indemnification and Insurance. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors' and officers' liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches of their fiduciary duties.

    We believe that each of the foregoing transactions were entered into on terms which are no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    This table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000, as adjusted to reflect the sale of common stock in this offering for:

  . each person known by us to own beneficially more than 5% of our common stock;

  . each executive officer named in the summary compensation table on page
    43;

  . each of our directors; and

  . all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of this offering. The percentage of beneficial ownership before the offering is based on 29,662,399 shares, consisting of 12,200,516 shares of common stock outstanding as of June 30, 2000, and 17,461,883 shares issuable upon the conversion of the convertible preferred stock. Percentage of beneficial ownership after the offering is based on 37,662,399 shares, including the 8,000,000 shares to be sold in this offering.

    Active Power and our founder and chief executive officer, Joseph F. Pinkerton, III, may sell shares in connection with the exercise of the underwriters' over-allotment option. Active Power may sell up to 900,000 shares and Mr. Pinkerton may sell up to 300,000 shares. To the extent the underwriters' over-allotment option is exercised for less than 1,200,000 shares, the shares to be sold will be allocated pro rata between Active Power and Mr. Pinkerton. The post-offering ownership percentages in the table do not take into account any exercise of the underwriters' over-allotment option.

                                                     Percentage of
                                                      Common Stock
                                     Shares of   Beneficially Owned (%)
                                    Common Stock ---------------------------
                                    Beneficially Before the      After the
Name                                 Owned (#)    Offering        Offering
----                                ------------ -----------     -----------
Executive Officers and Directors:
  Eric L. Jones....................   4,240,421            14.3%          11.3%
  Joseph F. Pinkerton, III.........   6,380,601            21.5           16.9
  James A. Balthazar...............     371,520             1.2            1.0
  William E. Ott, II...............     327,240             1.1              *
  Richard E. Anderson..............     360,750             1.2            1.0
  Rodney S. Bond...................      83,700               *              *
  Lindsay R. Jones.................   2,367,496             8.0            6.3
  Jan H. Lindelow..................     129,600               *              *
  Terrence L. Rock.................   2,338,165             7.9            6.2
  All directors and executive
   officers as a group (10
   persons)........................  16,839,487            56.2           44.4
Other 5% Stockholders..............
  Funds affiliated with Austin
   Ventures........................   3,421,911            11.5            9.1
  Funds affiliated with Advent
   International Corp. ............   2,367,496             8.0            6.3
  Funds affiliated with CenterPoint
   Venture Partners................   2,338,165             7.9            6.2
  Funds affiliated with SSM Venture
   Partners........................   3,992,410            13.5           10.6
  Rho Management Trust I...........   2,320,864             7.8            6.2

--------
* Indicates beneficial ownership of less than 1% of the total outstanding common stock.

    Unless otherwise indicated in the notes below, the address for each person set forth in the table above is c/o Active Power, Inc., 11525 Stonehollow Drive, Suite 110, Austin, Texas 78758.

  . Eric L. Jones. 3,992,410 shares indicated as owned by Mr. Jones are included because of his association with funds affiliated with SSM Venture Partners. Mr. Jones is a shareholder of SSM Corporation, the general partner of SSM I, L.P., the general partner of (a) SSM Venture Partners, L.P., (b) SSM Partners II, L.P. and (c) SSM Venture Associates, L.P. Mr. Jones disclaims beneficial ownership of the shares held by SSM Venture Partners, L.P., SSM Venture Partners II, L.P. and SSM Venture Associates, L.P., except to the extent of his interest in SSM Corporation. Mr. Jones has a small limited partnership interest in CenterPoint Venture Fund II, L.P., but disclaims beneficial ownership of any Active Power shares held by CenterPoint Venture Partners except to the extent of his pecuniary interest in this fund, which is indeterminate at this time. Moreover, 38,880 of the shares indicated as owned by Mr. Jones are included because of his position as trustee of various trusts for the benefit of his family members. Mr. Jones disclaims beneficial ownership of these shares. Mr. Jones' address is c/o SSM Corporation, 110 Wild Basin Rd., Suite 280, Austin, Texas 78734.

  . Joseph F. Pinkerton, III. Includes 648,000 shares held by
    Mr. Pinkerton's minor children. Mr. Pinkerton disclaims beneficial ownership of these shares.

  . James A. Balthazar. These shares include options to purchase 69,120 shares of common stock that are immediately exercisable. 37,800 shares of common stock are currently unvested and are subject to our right to repurchase them if Mr. Balthazar's services are terminated prior to vesting.

  . William E. Ott, II. These shares include options to purchase 154,440 shares of common stock that are immediately exercisable.

  . Richard E. Anderson. 86,400 shares indicated as owned by Mr. Anderson are included because of his association with Rita Investments. Mr. Anderson also holds 100,000 shares, or 23.8%, of our non-voting 1992 preferred stock, which is not convertible into shares of our common stock. These shares of 1992 preferred stock are not included in the foregoing table. Mr. Anderson's address is c/o Hill Partners, 2800 Industrial Terrace, Austin, Texas 78758.

  . Rodney S. Bond. These shares include options to purchase 27,000 shares of common stock that are immediately exercisable. Mr. Bond's address is c/o VTEL Corporation, 108 Wild Basin Road, Austin, Texas 78746.

  . Lindsay R. Jones. All shares indicated as owned by Ms. Jones are included because of her association with funds affiliated with Advent International Corp. Ms. Jones is a Vice President of Advent International Corporation, the general partner of (a) Advent International Investors II Limited Partnership, (b) Advent International Limited Partnership, the general partner of Envirotech Investment Fund I Limited Partnership, and (c) Advent International Partnership, the general partner of Adwest Limited Partnership. Ms. Jones disclaims beneficial ownership of the shares held by Advent International Investors II Limited Partnership, Envirotech Investment Fund I Limited Partnership and Adwest Limited Partnership. Ms. Jones' address is c/o Advent International Corporation, 75 State Street, 29th Floor, Boston Massachusetts 02109.

  . Jan H. Lindelow. These shares include options to purchase 43,200 shares of common stock that are immediately exercisable. Mr. Lindelow's address is c/o Tivoli Systems, 9442 Capital of Texas Highway North, Austin, Texas 78759.

  . Terrence L. Rock. All shares indicated as owned by Mr. Rock are included because of his association with funds affiliated with CenterPoint Venture Partners. Mr. Rock is (a) a limited partner of CenterPoint Venture Partners, L.P. and CenterPoint Venture Fund II, L.P., (b) a limited partner of Paluck Associates, L.P., the general partner of CenterPoint Venture Partners, L.P., and (c) a general partner of CenterPoint Associates II, L.P., the general partner of CenterPoint Venture Fund II, L.P. Mr. Rock disclaims beneficial ownership of the shares held by CenterPoint Venture Partners, L.P. and CenterPoint Venture Fund II, L.P., except to the extent of his pecuniary interest in these funds. Mr. Rock's address is c/o CenterPoint Venture Partners, 13455 Noel Road, Suite 1670, Two Galleria Tower, Dallas, Texas 75240.

  . All directors and executive officers as a group. Includes 239,993 shares owned by David S. Gino, our chief financial officer, who is not named in the summary compensation table because he joined us in December 1999 and therefore did not have in excess of $100,000 in annual compensation. 185,993 shares of common stock are currently unvested and are subject to our right to repurchase them if Mr. Gino's services are terminated prior to vesting. Also please see the other notes with respect to our executive officers and directors above.

  . Funds affiliated with Austin Ventures. Includes:

   . 1,104,557 shares held by Austin Ventures IV-A, L.P.; and

   . 2,317,354 shares held by Austin Ventures IV-B, L.P.

      These funds may be deemed to beneficially own each other's shares because the general partners of each partnership are affiliated. Each partnership, however, disclaims beneficial ownership of the other's shares, and each general partner of the funds or the general partners of the funds disclaims beneficial ownership of the shares held by the partnership except to the extent of his pecuniary interest. The address of the investment funds affiliated with Austin Ventures is 114 West Seventh Street, Suite 1300, Austin, Texas 78701.

  . Funds affiliated with Advent International Corp. Includes:

   . 1,894,004 shares held by Envirotech Investment Fund I Limited
     Partnership;

   . 464,031 shares held by Adwest Limited Partnership; and

   . 9,463 shares held by Advent International Investors II Limited
     Partnership.

       Each of these partnerships is managed by Advent International Corporation. Advent International Corporation exercises sole voting and investment power with respect to all shares held by these funds. The address of the investment funds affiliated with Advent International Corporation is 75 State Street, Boston, Massachusetts 02109.

  . Funds affiliated with CenterPoint Venture Partners. Includes:

   . 1,957,214 shares held by CenterPoint Venture Partners, L.P. and

   . 380,951 shares held by CenterPoint Venture Fund II, L.P.

       These funds may be deemed to beneficially own each other's shares because the general partners of each partnership are affiliated. Each partnership, however, disclaims beneficial ownership of the other's shares, and each general partner of the funds or the general partners of the funds disclaims beneficial ownership of the shares held by the partnerships except to the extent of his pecuniary interest. The address of the investment funds affiliated with CenterPoint Venture Partners is 13455 Noel Road, Suite 1670, Two Galleria Tower, Dallas, Texas 75240.

  . Funds affiliated with SSM Venture Partners. Includes:

   . 3,611,456 shares held by SSM Venture Partners, L.P.;

   . 318,703 shares held by SSM Venture Partners II, L.P.; and

   . 62,251 shares held by SSM Venture Associates, L.P.

   These funds may be deemed to beneficially own each other's shares because they are controlled by affiliated entities. Each partnership, however, disclaims beneficial ownership of the others' shares. The address of the investment funds affiliated with SSM Ventures Partners is 845 Crossover Lane, Suite 140, Memphis, Tennessee 38117.

  . Rho Management Trust's address is 888 7th Avenue, Suite 4500, New York,
    New York 10106.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, our authorized capital stock will consist of 400,000,000 shares of common stock, par value $0.001 per share, and 25,420,000 shares of preferred stock, par value $0.001 per share. The rights and preferences of the authorized preferred stock may be designated from time to time by our board of directors. The following summary is qualified by reference to our certificate of incorporation and our bylaws, forms of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

    As of June 30, 2000, there were 12,200,516 shares of common stock outstanding that were held of record by 145 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulate voting rights with respect to the election of directors, and as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities of Active Power. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

    As of June 30, 2000, there were 7,732,084 shares of convertible preferred stock and 420,000 shares of 1992 preferred stock outstanding. Upon the closing of a public offering in which we receive proceeds of at least $20.0 million and at an offering price of at least $7.88 per share, each share of our convertible preferred stock, other than our Series B preferred stock, will automatically convert into 2.16 shares of common stock. Each share of Series B preferred stock will convert into approximately 2.57 shares of common stock. The 420,000 shares of 1992 preferred stock outstanding are not convertible into our common stock. The 1992 preferred stock is redeemable at a price of $0.50 per share at such time as our board of directors determines that we have available funds in excess of anticipated needs. Our board of directors will determine whether to redeem the 1992 preferred stock following this offering.

    Upon the completion of this offering and the automatic conversion of our convertible preferred stock into common stock, our board of directors will have the authority, without further action by the stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions of the authorized preferred stock and to issue shares of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power for the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

    According to the terms of an investors' rights agreement between us, the holders of our preferred stock (other than the 1992 preferred stock), and certain members of our management who may be designated by the board of directors from time to time, including our chief executive officer,

Joseph F. Pinkerton, III, beginning 180 days after the closing of this offering, some of our stockholders, who will hold in the aggregate 17,893,883 shares of common stock, may require us to file a registration statement under the Securities Act of 1933 with respect to the resale of their shares. To demand such registration, stockholders' holding an aggregate of at least a majority of these shares that are then outstanding for the first demand registration, and stockholders holding an aggregate of at least 25% of these shares that are then outstanding for the second demand registration, must request that the registration statement register the resale of at least 20% of these shares that are then outstanding. We are not required to effect more than two demand registrations.

    Additionally, the holders of 27,833,842 shares of common stock, including the 17,893,883 shares of common stock discussed in the previous paragraph, and members of our management and our chief executive officer Joseph F. Pinkerton, III, will have piggyback registration rights with respect to future registration of our shares of common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares in the registration.

    At any time after we become eligible to file a registration statement on Form S-3 under the Securities Act, holders of demand registration rights may require us to file up to six registration statements on Form S-3 with respect to their shares of common stock, resulting in an aggregate offering of at least $500,000 on each registration statement on Form S-3. We are not required to file more than one registration statement on Form S-3 in any six-month period.

    These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors' rights agreement, except underwriting discounts and commissions. The investors' rights agreement also contains our commitment to indemnify the holders of registration rights for losses they incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act.

Anti-Takeover Effects

    Provisions of Delaware law, our certificate of incorporation, our bylaws and certain contracts to which we are a party could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. The provisions of Delaware law and in our certificate of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Active Power. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Active Power.

    Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and
     (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66- 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder", did own, 15% or more of the corporation's voting stock.

    Charter and Bylaws. In addition, provisions of our certificate of incorporation and bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

    Classified Board of Directors. Our certificate of incorporation provides that, effective immediately upon the closing of this offering, our board of directors will be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provisions of our certificate of incorporation and bylaws authorizing our board of directors to fill vacant directorships or increase the size of our board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors.

    Stockholder Action; Special Meetings of Stockholders. Our certificate of incorporation eliminates the ability of stockholders to act by written consent upon the closing of this offering. Our bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors.

    Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposal. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the first anniversary of the date we released the notice of annual meeting to stockholders in connection with the previous year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder, in order to be timely, must be received a reasonable time before we release the notice of annual meeting to stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may make it more difficult for stockholders to bring matters before an annual meeting of stockholders or to make nominations for directors at an annual meeting of stockholders.

    Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction.

    Supermajority Vote Provisions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation imposes supermajority vote requirements (two-thirds) in connection with the amendment of certain provisions of our certificate of incorporation, including the provisions relating to the classified board of directors and action by written consent of stockholders.

    Indemnification. Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, our charter limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Delaware law. We also enter into indemnification agreements with our officers and directors.

    Caterpillar Termination Right. Caterpillar, our most significant customer, has a right to terminate its CleanSource UPS distribution agreement with us in the event we are acquired or undergo a change in control.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is EquiServe Trust Company and its address is 150 Royall Street, Canton, MA 02021.

Nasdaq National Market Listing

    Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "ACPW".

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the prevailing market price of our common stock could decline. Furthermore, because we do not expect that any of these shares will be available for sale for at least 90 days following this offering as a result of the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.

    Upon the closing of this offering, we will have outstanding an aggregate of 37,662,399 shares of our common stock, based upon the number of shares outstanding as of June 30, 2000 and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. Of these shares, all shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless they are purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act. Our outstanding shares will be eligible for sale in the public market as follows:

          Number of Shares                                 Date
          ----------------                                 ----
             8,000,000               After the date of this prospectus, freely
                                     tradeable shares sold in this offering.

             5,067,692               After 90 days from the date of this prospectus,
                                     20% of the shares subject to lock-up agreements
                                     with the underwriters will be released if the
                                     conditions described below under "--Lock-up
                                     Agreements" are satisfied and will be eligible
                                     for sale in the public market under Rule 144
                                     (subject, in some cases, to volume limitations),
                                     Rule 144(k) or Rule 701.

             5,907,321               After 120 days from the date of this prospectus,
                                     an additional 20% of the shares subject to lock-
                                     up agreements with the underwriters will be
                                     released if the conditions described below under
                                     "--Lock-up Agreements" are satisfied and will be
                                     eligible for sale in the public market under
                                     Rule 144 (subject, in some cases, to volume
                                     limitations), Rule 144(k) or Rule 701.

             18,570,317              After 180 days from the date of this prospectus,
                                     the lock-up agreements are released and these
                                     shares are eligible for sale in the public
                                     market under Rule 144 (subject, in some cases,
                                     to volume limitations), Rule 144(k) or Rule 701.

              117,069                After 180 days from the date of this prospectus,
                                     subject to vesting requirements and the
                                     requirements of Rule 144 (subject, in some
                                     cases, to volume limitations), Rule 144(k) or
                                     Rule 701.

    Lock-up Agreements. All of our directors and officers and all of our stockholders and option holders have signed or are otherwise subject to lock-up agreements under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus. However, if the last reported sale price of our common stock is greater than two times the initial public offering price per share for a specified period of time ending on the 90th day after the date of this prospectus, then 20% of the shares, and shares underlying options, held by each stockholder or option holder on the date of this prospectus shall be released from the 180-day restriction, subject to delays as a result of the timing of our earnings release and compliance with insider trading policies. In addition, if the last reported sale price of our common stock is greater than two times the initial public offering price per share for a specified period of time ending on the 120th day after the date of this prospectus, then an additional 20% of the shares, and shares underlying options, held by each stockholder or option holder on the date of this prospectus shall be released from the 180-day restriction, subject to delays as a result of the timing of our earnings release and compliance with insider trading policies. Transfers or dispositions can be made sooner with the prior written consent of Goldman, Sachs & Co. or, if the transferee agrees to sign an identical lock-up agreement and other conditions are met: (a) if the transfer is a bona fide gift; (b) if the transfer is to a trust for the benefit of the stockholder or option holder; or
(c) if the transfer is to certain other affiliates of the stockholder or option holder. Goldman, Sachs & Co. may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares subject to the lock-up agreements.

    Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of certain prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of the number of shares of our common stock then outstanding, which will equal approximately 376,624 shares immediately after the offering, or (b) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

    Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the closing of this offering.

    Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, each of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory stock plan or other written compensatory agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

    Registration Rights. After this offering, the holders of 27,833,842 shares of our common stock will be entitled to certain rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock-Registration Rights". After any sale of shares pursuant to a registration statement, such shares will be freely tradable without restriction under the Securities Act. These sales could cause the market price of our common stock to decline.

    Stock Plans. As of June 30, 2000, options to purchase 3,423,194 shares of common stock were outstanding under our 1993 plan. After this offering, we intend to file a registration statement on Form S-8 under the Securities Act of 1933 covering shares of common stock reserved for issuance under our 2000 stock incentive plan and our employee stock purchase plan. Based on the number of options outstanding and shares reserved for issuance under our 2000 plan and our employee stock purchase plan, the Form S-8 registration statement would cover 7,196,934 shares. The Form S-8 registration statement will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 limitations applicable to affiliates and the lock-up agreements with the underwriters referred to above, shares of common stock to be issued upon exercise of outstanding options granted pursuant to our 2000 stock incentive plan and shares of common stock issued pursuant to our employee stock purchase plan (to the extent that such shares were not held by affiliates) will be available for immediate resale in the public market.

                                  UNDERWRITING

    Active Power, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and CIBC World Markets Corp. are the representatives of the underwriters.

           Underwriters                                         Number of Shares
           ------------                                         ----------------
   Goldman, Sachs & Co. .......................................
   Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
   Morgan Stanley & Co. Incorporated...........................
   CIBC World Markets Corp.....................................
                                                                     -----
     Total.....................................................
                                                                     =====

    Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 900,000 shares from Active Power and up to an additional 300,000 shares from the selling stockholder to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Active Power and by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 900,000 additional shares from Active Power and 300,000 additional shares from the selling stockholder.

                   Paid by Active Power                No Exercise Full Exercise
                   --------------------                ----------- -------------
   Per Share..........................................      $            $
   Total..............................................    $            $

             Paid by the Selling Stockholder           No Exercise Full Exercise
             -------------------------------           ----------- -------------
   Per Share..........................................     --            $
   Total..............................................     --          $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $   per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $   per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Active Power, its officers, directors, stockholders and option holders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. on behalf of the representatives; provided, however, that this restriction shall terminate as to 20% of the shares held by officers, directors, stockholders and option holders after 90 days and an additional 20% of the shares held by officers, directors, stockholders and option holders after 120 days after the prospectus, subject to delays as a result of the timing of Active Power's earnings releases and compliance with insider trading policies, in the event that, as of such dates, the reported last sale price of common stock on the Nasdaq National Market is greater than twice the initial public offering price specified in this prospectus for a certain period of time ending on such dates. Further, the restrictions do not apply to shares of common stock that may be purchased on the open market after completion of this offering or that may be acquired through the directed share program described below by stockholders or optionholders who are not subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Active Power and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Active Power's historical performance, estimates of the business potential and earnings prospects of Active Power, an assessment of Active Power's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The common stock will be quoted on the Nasdaq National Market under the symbol "ACPW".

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Active Power and the selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Active Power's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    A prospectus in electronic format may be made available on the Internet websites maintained by one or more underwriters or securities dealers. The representatives of the underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Any Internet distribution will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, through one of its affiliates, intend to allocate a limited number of shares for sale to their respective eligible online brokerage account holders.

    At the request of Active Power, the underwriters are reserving up to 400,000 shares of common stock for sale at the initial public offering price through a directed share program to certain employees, vendors, customers, and other people and entities with whom we maintain business relationships. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Active Power estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.2 million.

    Active Power and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Austin, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Austin, Texas.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

          WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT ACTIVE POWER

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form S-1.

    You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's website, http://www.sec.gov.

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information filed with the Securities and Exchange Commission.

    You may read and copy any reports, statements or other information on file at the public reference rooms or at the Securities and Exchange Commission's Website referenced above. You can also request copies of these documents, for a copying fee, by writing to the Commission.

                               ACTIVE POWER, INC.

                              FINANCIAL STATEMENTS

                     Years ended December 31, 1998 and 1999
     and six months ended June 30, 1999 and 2000 (unaudited and pro forma)

                                    Contents

Report of Independent Auditors.............................................. F-2
Financial Statements:
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Stockholders' Deficit......................................... F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Active Power, Inc.

    We have audited the accompanying balance sheets of Active Power, Inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Active Power, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Austin, Texas
February 26, 2000, except for Note 12, as to which the date is July 13, 2000

                               ACTIVE POWER, INC.

                                 BALANCE SHEETS

                                                                     Pro Forma
                                 December 31            June 30       June 30
                          --------------------------  ------------  ------------
                              1998          1999          2000          2000
                          ------------  ------------  ------------  ------------
                                                      (unaudited)   (unaudited)
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $  2,800,145  $ 24,856,497  $  1,467,129  $  1,467,129
  Short-term
   investments..........     4,735,815     1,408,822    16,281,758    16,281,758
  Accounts receivable,
   net of allowance for
   doubtful accounts of
   $5,040 and $25,976...       219,186        37,758       195,742       195,742
  Inventories, net......       807,273       933,692     1,883,713     1,883,713
  Prepaid expenses and
   other................        16,184         5,331       464,626       464,626
                          ------------  ------------  ------------  ------------
    Total current as-
     sets...............     8,578,603    27,242,100    20,292,968    20,292,968
Property and equipment,
 net....................     1,155,829     1,123,723     2,974,432     2,974,432
                          ------------  ------------  ------------  ------------
    Total assets........  $  9,734,432  $ 28,365,823  $ 23,267,400  $ 23,267,400
                          ============  ============  ============  ============
    LIABILITIES AND STOCKHOLDERS'
           (DEFICIT) EQUITY
Current liabilities:
  Accounts payable......  $    252,888  $    195,680  $    982,874  $    982,874
  Accrued expenses......       203,091       597,002       723,845       723,845
  Current portion of
   notes payable........       114,203        55,324           --            --
                          ------------  ------------  ------------  ------------
    Total current
     liabilities........       570,182       848,006     1,706,719     1,706,719
Note payable, net of
 current portion........        55,324           --            --            --
Other non-current lia-
 bilities...............        57,593         6,843           --            --
Warrants with redemption
 rights.................           --      3,614,000           --            --
                          ------------  ------------  ------------  ------------
Total liabilities.......       683,099     4,468,849     1,706,719     1,706,719

Redeemable convertible
 preferred stock,
 6,216,212 shares issued
 and outstanding in
 1998, 7,732,084 shares
 issued and outstanding
 in 1999 and 2000
 (25,420,000 shares
 authorized, no shares
 outstanding on an
 unaudited pro forma
 basis).................    24,574,843    54,234,509    69,644,570           --
Stockholders' (deficit)
 equity
  1992 Preferred Stock--
   $.001 par value, $.50
   redemption value:
   420,000 shares
   designated, issued
   and outstanding;
   $210,000 liquidation
   value................           420           420           420           420
  Common Stock--$.001
   par value; 30,000,000
   shares authorized;
   10,047,391,
   10,787,126 and
   12,235,115 shares
   issued and
   outstanding in 1998,
   1999 and 2000,
   respectively
   (60,000,000 shares
   authorized,
   29,696,998 shares
   outstanding on a pro
   forma basis,
   unaudited)...........        10,047        10,787        12,235        29,697
  Treasury stock, at
   cost; 34,599 shares..        (2,403)       (2,403)       (2,403)       (2,403)
  Deferred stock
   compensation.........           --     (5,430,199)  (11,071,796)  (11,071,796)
  Additional paid-in
   capital..............           --        803,778           --     69,627,108
  Accumulated deficit...   (15,531,574)  (25,719,918)  (37,022,345)  (37,022,345)
                          ------------  ------------  ------------  ------------
    Total stockholders'
     (deficit) equity...   (15,523,510)  (30,337,535) $(48,083,889) $ 21,560,681
                          ------------  ------------  ------------  ------------
    Total liabilities
     and stockholders'
     (deficit) equity...  $  9,734,432  $ 28,365,823  $ 23,267,400  $ 23,267,400
                          ============  ============  ============  ============

                            See accompanying notes.

                               ACTIVE POWER, INC.

                            STATEMENTS OF OPERATIONS

                                                                      Six Months Ended
                                 Year ended December 31                   June 30
                          --------------------------------------  -------------------------
                             1997         1998          1999         1999          2000
                          -----------  -----------  ------------  -----------  ------------
                                                                        (unaudited)
Product revenue.........  $   137,590  $   915,318  $  1,046,811  $   473,421  $    861,190
Cost of goods sold
 (excludes deferred
 stock compensation
 amortization of
 $195,591 for the year
 ended December 31, 1999
 and $3,449 and $313,241
 for the six months
 ended June 30, 1999 and
 2000, respectively)....      157,363    1,238,456     3,006,174    1,359,788     1,697,043
                          -----------  -----------  ------------  -----------  ------------
Product margin..........      (19,773)    (323,138)   (1,959,363)    (886,367)     (835,853)
Development funding.....          --           --      5,000,000    3,000,000           --
Operating expenses:
Research and development
 (excludes deferred
 stock compensation
 amortization of
 $909,605 for the year
 ended December 31, 1999
 and $21,514 and
 $740,905 for the six
 months ended June 30,
 1999 and 2000,
 respectively)..........    2,597,520    4,045,103     4,440,983    2,073,707     3,657,655
Selling, general and
 administrative
 (excludes deferred
 stock compensation
 amortization of
 $525,872 for the year
 ended December 31, 1999
 and $39,556 and
 $2,085,661 for the six
 months ended June 30,
 1999 and 2000,
 respectively)..........    1,264,277    1,925,288     3,971,503    1,048,523     2,560,446
Amortization of deferred
 stock compensation.....          --           --      1,631,068       64,519     3,139,807
                          -----------  -----------  ------------  -----------  ------------
Total operating
 expenses...............    3,861,797    5,970,391    10,043,554    3,186,749     9,357,908
                          -----------  -----------  ------------  -----------  ------------
Operating loss..........   (3,881,570)  (6,293,529)   (7,002,917)  (1,073,116)  (10,193,761)
Interest income.........      174,969      338,753       438,964      174,102       696,484
Interest expense........      (31,817)     (33,892)      (17,947)     (12,564)       (5,997)
Change in fair value of
 warrants with
 redemption rights......          --           --     (3,614,000)  (1,532,000)   (1,562,000)
Other income............          --         9,890         7,556        4,892           --
                          -----------  -----------  ------------  -----------  ------------
Net loss................  $(3,738,418) $(5,978,778) $(10,188,344) $(2,438,686) $(11,065,274)
Dividends on preferred
 stock--all in arrears..     (573,076)  (1,283,213)   (1,820,421)    (824,621)   (1,698,066)
Accretion of redeemable
 convertible preferred
 stock to redemption
 amounts................     (252,707)  (1,505,400)   (5,886,480)  (1,211,168)  (13,711,995)
Beneficial conversion
 feature on preferred
 stock issuance.........          --           --    (21,952,765)         --            --
                          -----------  -----------  ------------  -----------  ------------
Net loss to common
 stockholders...........  $(4,564,201) $(8,767,391) $(39,848,010) $(4,474,475) $(26,475,335)
                          ===========  ===========  ============  ===========  ============
Net loss per share,
 basic and diluted......  $     (0.48) $     (0.90) $      (3.98) $     (0.46) $      (2.41)
Shares used in computing
 net loss per share,
 basic and diluted......    9,589,462    9,789,407    10,009,554    9,761,606    10,983,192
Pro forma loss per
 share, basic and
 diluted, assuming
 conversion of
 convertible preferred
 stock to common stock
 (unaudited)............                            $      (1.68)              $      (0.93)
Shares used in computing
 pro forma loss per
 share, basic and
 diluted, assuming
 conversion of
 convertible preferred
 stock to common stock
 (unaudited)............                              23,706,740                 28,445,075

                            See accompanying notes.

                              ACTIVE POWER, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                      1992
                    Preferred
                      Stock        Common Stock     Treasury Stock
                  ------------- ------------------ -----------------
                  Number                                                Deferred    Additional                      Total
                    of     Par  Number of    Par   Number of             Stock        Paid-In    Accumulated    Stockholders'
                  Shares  Value   Shares    Value   Shares   At Cost  Compensation    Capital      Deficit     (Deficit) Equity
                  ------- ----- ---------- ------- --------- -------  ------------  -----------  ------------  ----------------
Balance at
December 31,
1996............  420,000 $420   9,715,939 $ 9,716  34,599   $(2,403) $        --   $   717,299  $ (2,892,273)   $ (2,167,241)
Exercise of
stock options...      --   --      216,540     216     --        --            --        18,834           --           19,050
Preferred stock
issuance costs..      --   --          --      --      --        --            --       (30,000)          --          (30,000)
Accretion of
redeemable
convertible
preferred stock
to redemption
amount..........      --   --          --      --      --        --            --      (252,706)          --         (252,706)
Cumulative
dividends on
redeemable
convertible
preferred
stock...........      --   --          --      --      --        --            --      (453,427)     (119,649)       (573,076)
Net loss........      --   --          --      --      --        --            --           --     (3,738,418)     (3,738,418)
                  ------- ----  ---------- -------  ------   -------  ------------  -----------  ------------    ------------
Balance at
December 31,
1997............  420,000  420   9,932,479   9,932  34,599    (2,403)          --           --     (6,750,340)     (6,742,391)
Exercise of
stock options...      --   --      114,912     115     --        --            --        11,157           --           11,272
Preferred stock
issuance costs..      --   --          --      --      --        --            --       (11,157)      (13,843)        (25,000)
Accretion of
redeemable
convertible
preferred stock
to redemption
amount..........      --   --          --      --      --        --            --           --     (1,505,400)     (1,505,400)
Cumulative
dividends on
redeemable
convertible
preferred
stock...........      --   --          --      --      --        --            --           --     (1,283,213)     (1,283,213)
Net loss........      --   --          --      --      --        --            --           --     (5,978,778)     (5,978,778)
                  ------- ----  ---------- -------  ------   -------  ------------  -----------  ------------    ------------
Balance at
December 31,
1998............  420,000  420  10,047,391  10,047  34,599    (2,403)          --           --    (15,531,574)    (15,523,510)
Exercise of
stock options...      --   --      739,735     740     --        --            --       135,592           --          136,332
Warrants issued
for services....      --   --          --      --      --        --            --     1,380,000           --        1,380,000
Preferred stock
issuance costs..      --   --          --      --      --        --            --       (66,180)          --          (66,180)
Deferred stock
compensation....      --   --          --      --      --        --     (7,061,267)   7,061,267           --              --
Amortization of
deferred stock
compensation....      --               --      --      --        --      1,631,068          --            --        1,631,068
Accretion of
redeemable
convertible
preferred stock
to redemption
amount..........      --   --          --      --      --        --            --    (5,886,480)          --       (5,886,480)
Cumulative
dividends on
redeemable
convertible
preferred
stock...........      --   --          --      --      --        --            --    (1,820,421)          --       (1,820,421)
Net loss........      --   --          --      --      --        --            --           --    (10,188,344)    (10,188,344)
                  ------- ----  ---------- -------  ------   -------  ------------  -----------  ------------    ------------
Balance at
December 31,
1999............  420,000  420  10,787,126  10,787  34,599    (2,403)   (5,430,199)     803,778   (25,719,918)    (30,337,535)
(unaudited)
Exercise of
stock options...      --   --    1,015,989   1,016     --        --            --       382,158           --          383,174
Deferred stock
compensation....      --   --          --      --      --        --     (8,781,404)   8,781,404           --              --
Amortization of
deferred stock
compensation....      --   --          --      --      --        --      3,139,807          --            --        3,139,807
Accretion of
redeemable
convertible
preferred stock
to redemption
amount..........      --   --          --      --      --        --            --   (13,711,995)          --      (13,711,995)
Cumulative
dividends on
redeemable
convertible
preferred
stock...........      --   --          --      --      --        --            --    (1,460,913)     (237,153)     (1,698,066)
Exercise of
warrants with
redemption
rights..........      --   --      432,000     432     --        --            --     5,205,568           --        5,206,000
Net loss........      --   --          --      --      --        --            --           --    (11,065,274)    (11,065,274)
                  ------- ----  ---------- -------  ------   -------  ------------  -----------  ------------    ------------
Balance at June
30, 2000
(unaudited).....  420,000 $420  12,235,115 $12,235  34,599   $(2,403) $(11,071,796) $       --   $(37,022,345)   $(48,083,889)
                  ======= ====  ========== =======  ======   =======  ============  ===========  ============    ============
Pro forma at
June 30, 2000
(unaudited......  420,000 $420  29,696,998 $29,697  34,599   $(2,403) $(11,071,796) $69,627,108  $(37,022,345)   $ 21,560,681
                  ======= ====  ========== =======  ======   =======  ============  ===========  ============    ============

                            See accompanying notes.

                               ACTIVE POWER, INC.

                            STATEMENTS OF CASH FLOWS

                                                                     Six months ended
                                Year ended December 31                   June 30
                         --------------------------------------  -------------------------
                            1997         1998          1999         1999          2000
                         -----------  -----------  ------------  -----------  ------------
                                                                       (unaudited)
Operating activities
Net loss................ $(3,738,418) $(5,978,778) $(10,188,344) $(2,438,686) $(11,065,274)
Adjustment to reconcile
 net loss to cash used
 in operating
 activities:
  Depreciation expense..     111,877      342,476       629,288      300,314       361,652
  Loss on disposal of
   assets...............         --           --            903          --            --
  Warrants issued for
   services.............         --           --      1,380,000          --            --
  Amortization of
   deferred stock
   compensation.........         --           --      1,631,068       64,519     3,139,807
  Changes in fair value
   of warrants with
   redemption rights....         --           --      3,614,000    1,532,000     1,562,000
  Changes in operating
   assets and
   liabilities:
    Accounts receivable,
     net................     (26,600)    (192,586)      181,428      (46,222)     (157,984)
    Inventories, net....    (658,283)      18,204      (126,419)    (112,270)     (950,021)
    Prepaid expenses and
     other assets.......      (2,727)       7,149        10,853       13,684      (459,295)
    Accounts payable....     353,878     (252,665)      (57,208)      97,979       787,194
    Accrued expenses....      46,172      156,919       393,911       77,885       126,843
    Other non-current
     liabilities........         --           --        (50,750)     (25,375)       (6,843)
                         -----------  -----------  ------------  -----------  ------------
Net cash used in
 operating activities...  (3,914,101)  (5,899,281)   (2,581,270)    (536,172)   (6,661,921)
Investing activities
Net maturity (purchase)
 of short-term
 investments............  (2,341,468)    (965,471)    3,326,993    3,810,887   (14,872,936)
Purchases of property
 and equipment..........    (436,580)    (792,580)     (598,085)    (252,217)   (2,212,361)
                         -----------  -----------  ------------  -----------  ------------
Net cash provided by
 (used in) investing
 activities.............  (2,778,048)  (1,758,051)    2,728,908    3,558,670   (17,085,297)
Financing activities
Proceeds from issuance
 of notes payable.......     350,000          --            --           --            --
Payments on notes
 payable................     (82,215)     (98,258)     (114,203)     (64,524)      (55,324)
Proceeds from issuance
 of Common Stock........      19,050       11,272       136,332        5,237       383,174
Proceeds from issuance
 of Convertible
 Preferred Stock, net of
 issuance costs.........   5,970,004    9,975,008    21,886,585       (8,930)          --
Proceeds from exercise
 of warrants............         --           --            --           --         30,000
                         -----------  -----------  ------------  -----------  ------------
Net cash provided by
 (used in) financing
 activities.............   6,256,839    9,888,022    21,908,714      (68,217)      357,850
                         -----------  -----------  ------------  -----------  ------------
Increase (decrease) in
 cash and cash
 equivalents............    (435,310)   2,230,690    22,056,352    2,954,281   (23,389,368)
Cash and cash
 equivalents, beginning
 of period..............   1,004,765      569,455     2,800,145    2,800,145    24,856,497
                         -----------  -----------  ------------  -----------  ------------
Cash and cash
 equivalents, end of
 period................. $   569,455  $ 2,800,145  $ 24,856,497  $ 5,754,426  $  1,467,129
                         ===========  ===========  ============  ===========  ============
Supplemental disclosure
 of cash flow
 information:
  Interest paid......... $    31,817  $    32,653  $     17,947  $    12,564  $      1,701
                         ===========  ===========  ============  ===========  ============

                            See accompanying notes.

                               ACTIVE POWER, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1999

1. Organization

    Active Power, Inc. was founded in 1992 for the purpose of developing and commercializing advances in the field of electromechanics. Since inception, Active Power has devoted its efforts principally to research and development and marketing of flywheel-based power-quality and storage products that provide consistent, reliable electric power required by today's digital economy. These efforts have included pursuing patent protection for intellectual property, successful production of initial prototypes and limited production volumes, development of manufacturing processes, raising capital and pursuing markets for Active Power's products.

2. Significant Accounting Policies

Unaudited Interim Information and Pro Forma Information

    The financial information as of June 30, 2000 and for the six month periods ended June 30, 1999 and 2000 is unaudited, but reflects all adjustments, consisting of normal recurring accruals which are, in the opinion of management, necessary to fairly present such information in accordance with generally accepted accounting principles. Other assets at June 30, 2000 includes approximately $400,000 in deferred costs related to preparation for an anticipated initial public offering of common stock.

    Active Power's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of redeemable convertible preferred stock into common stock concurrent with the closing of the anticipated initial public offering of its common stock. Accordingly, Active Power has presented a pro forma balance sheet as if all outstanding shares of redeemable convertible preferred stock had converted into common stock as of June 30, 2000. Additionally, Active Power has presented pro forma basic and diluted loss per share assuming the conversion of all outstanding shares of redeemable convertible preferred stock into common stock from their respective dates of issuance.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

    Active Power generally recognizes revenue at the date a unit is shipped. Active Power recognizes revenue related to units shipped for evaluation by the customer at the point of customer acceptance of the unit.

Cash Equivalents

    Active Power considers liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Short-Term Investments

    Short-term investments consist of debt securities with readily determinable fair values. Active Power accounts for highly liquid investments with maturities greater than three months but less than one year at date of acquisition as short-term investments. Active Power classifies short-term investments as held-to-maturity (due primarily to the limited time to maturity) and accordingly reports them at adjusted cost basis, which approximates fair value, using the specific identification method for securities sold.

                               ACTIVE POWER, INC.

Inventories

    Active Power states inventories at the lower of cost or replacement cost, with cost being determined on a standard cost basis which does not differ materially from actual cost.

    Inventories, before reserves, consist of the following:

                                                   December 31,
                                               ---------------------  June 30,
                                                  1998       1999       2000
                                               ---------- ---------- -----------
                                                                     (unaudited)
Raw materials................................. $  662,436 $1,287,031 $1,502,772
Work in process...............................    197,607    135,324    998,264
Finished goods................................     26,381    295,315    194,426
Evaluation units..............................    183,323     27,771        --
                                               ---------- ---------- ----------
                                               $1,069,747 $1,745,441 $2,695,462
                                               ========== ========== ==========

    The following table summarizes the changes in inventory reserves:

   Balance at December 31, 1996....................................... $    --
     Additions charged to costs and expenses..........................  198,475
     Write-off of inventory...........................................      --
                                                                       --------
   Balance at December 31, 1997.......................................  198,475
     Additions charged to costs and expenses..........................  105,000
     Write-off of inventory...........................................  (41,001)
                                                                       --------
   Balance at December 31, 1998.......................................  262,474
     Additions charged to costs and expenses..........................  549,275
     Write-off of inventory...........................................      --
                                                                       --------
   Balance at December 31, 1999....................................... $811,749
                                                                       ========

Property and Equipment

    Active Power carries property and equipment at cost, less accumulated depreciation. Active Power depreciates property and equipment using the straight-line method over the estimated useful lives of the assets (generally three to seven years).

Patent Application Costs

    Active Power has not capitalized patent appreciation fees and related costs because of uncertainties regarding net realizable value of the technology represented by the existing patent applications and ultimate recoverability. All patent costs have been expensed through December 31, 1999.

Accounting for Stock-Based Compensation

    As allowed by the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, Active Power accounts for its stock compensation arrangements with employees under the provisions of the Accounting Principles Board's Opinion No. 25, Accounting for Stock Issued to Employees. Deferred stock-based compensation is amortized utilizing the accelerated method prescribed in FASB Interpretation No. 28 over the vesting period which is generally four years.

                              ACTIVE POWER, INC.

Income Taxes

    Active Power accounts for income taxes in accordance with the FASB's Statement No. 109, Accounting for Income Taxes. Statement No. 109 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Segment Reporting

    Active Power's chief operating decision maker allocates resources and assesses the performance of its power management product development and sales activities as one segment.

Concentration of Credit Risk

    Financial instruments which potentially subject Active Power to concentrations of credit risk consist of short-term investments and trade receivables. Active Power's short-term investments are placed with high credit quality financial institutions and issuers. Active Power performs limited credit evaluations of its customers' financial condition and generally does not require collateral. Active Power estimates an allowance for doubtful accounts based on factors related to the credit risk of each customer. Credit losses have not been significant to date.

    The following table summarizes the changes in the allowance for doubtful accounts receivable:

   Balance at December 31, 1996........................................ $   --
     Additions charged to costs and expenses...........................     463
     Write-off of uncollectible accounts...............................     --
                                                                        -------
   Balance at December 31, 1997........................................     463
     Additions charged to costs and expenses...........................   4,577
     Write-off of uncollectible accounts...............................     --
                                                                        -------
   Balance at December 31, 1998........................................   5,040
     Additions charged to costs and expenses...........................  20,936
     Write-off of uncollectible accounts...............................     --
                                                                        -------
   Balance at December 31, 1999........................................ $25,976
                                                                        =======

    The following customers accounted for a significant percentage of Active Power's total revenue as follows (customer H is a stockholder):

   Customer                                                      1997  1998  1999
   --------                                                      ----  ----  ----
   A............................................................ --     17%   39%
   B............................................................ --    --     21%
   C............................................................ --    --     16%
   D............................................................  23%  --     13%
   E............................................................ --     24%  --
   F............................................................  36%   20%  --
   G............................................................  23%  --    --
   H............................................................  18%  --    --

                               ACTIVE POWER, INC.

Advertising Costs

    Active Power expenses advertising costs as incurred. These expenses were not material in 1997, 1998 or 1999.

Net Loss Per Share

    Active Power computes loss per share in accordance with the FASB's Statement No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under Statement No. 128 and SAB 98, basic loss per share is computed by dividing net loss by the weighted average number of shares outstanding. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares and dilutive common share equivalents outstanding. Active Power's calculation of diluted loss per share excludes shares of common stock issuable upon exercise of warrants and employee stock options because inclusion would be antidilutive.

    Under SAB 98, all options, warrants or other potentially dilutive instruments issued for nominal consideration prior to the anticipated effective date of an initial public offering are required to be included in the calculation of basic and diluted loss per share as if they were outstanding for all periods presented. Active Power has not issued any such securities for nominal consideration.

    The following table sets forth the computation of basic and diluted net loss per share:

                                                                       Six Months
                                    Year Ended December 31           Ended June 30,
                             --------------------------------------  --------------
                                1997         1998          1999           2000
                             -----------  -----------  ------------  --------------
                                                                      (unaudited)
   Net loss to common
    stockholders...........  $(4,564,201) $(8,767,391) $(39,848,010)  (26,475,335)
                             ===========  ===========  ============   ===========
   Basic and diluted:
     Weighted-average
      shares of common
      stock outstanding....    9,798,036    9,978,796    10,150,138    11,374,608
     Weighted-average
      shares of common
      stock subject to
      repurchase...........     (208,574)    (189,389)     (140,584)     (391,416)
                             -----------  -----------  ------------   -----------
     Shares used in
      computing basic and
      diluted net loss per
      share................    9,589,462    9,789,407    10,009,554    10,983,192
                             ===========  ===========  ============   ===========
   Basic and diluted net
    loss per share.........  $     (0.48) $     (0.90) $      (3.98)  $     (2.41)
                             ===========  ===========  ============   ===========
   Pro forma (unaudited):
       Shares used above...                              10,009,554    10,983,192
       Pro forma adjustment
        to reflect assumed
        conversion of
        convertible
        preferred stock....                              13,697,186    17,461,883
                                                       ------------   -----------
       Shares used in
        computing pro forma
        basic and diluted
        net loss per
        share..............                              23,706,740    28,445,075
                                                       ============   ===========
   Pro forma basic and
    diluted net loss per
    share..................                            $      (1.68)  $     (0.93)
                                                       ============   ===========

                               ACTIVE POWER, INC.

3. Property and Equipment

    Property and equipment consist of the following at December 31:

                                                           1998        1999
                                                        ----------  -----------
   Equipment........................................... $1,036,883  $ 1,391,233
   Demonstration units.................................    107,321      107,321
   Computers and purchased software....................    319,131      424,525
   Furniture and fixtures..............................     63,037       63,037
   Leasehold improvements..............................    179,825      316,541
                                                        ----------  -----------
                                                         1,706,197    2,302,657
   Accumulated depreciation............................   (550,368)  (1,178,934)
                                                        ----------  -----------
                                                        $1,155,829  $ 1,123,723
                                                        ==========  ===========

4. Stockholders' Equity and Redeemable Preferred Stocks

    At December 31, 1999, Active Power has authorized 10,420,000 shares of $.001 par value preferred stock as follows (shares designated are the same as shares issued except for Series E for which 2,730,954 are designated):

                                                              Convertible
                                                               to Number  Cumulative
                             Shares    Carrying   Liquidation  of Common  Dividends
                             Issued      Value       Value      Shares    in Arrears
                            --------- ----------- ----------- ----------- ----------
   1992 Preferred Stock....   420,000 $     2,100 $   210,000        --   $      --
   Series A................   569,406   2,099,396   1,194,955  1,229,917     329,457
   Series B................ 1,847,292   7,582,452   4,246,072  4,750,732   1,096,438
   Series C................ 1,726,620   9,201,127   7,163,841  3,729,499   1,163,836
   Series D................ 1,652,894  12,129,507  11,233,982  3,570,251   1,233,974
   Series E................ 1,935,872  23,222,027  22,123,945  4,181,484     171,180
                            --------- ----------- ----------- ----------  ----------
                            8,152,084 $54,236,609 $46,172,795 17,461,883  $3,994,885
                            ========= =========== =========== ==========  ==========

1992 Preferred Stock

    Holders of the 1992 Preferred Stock are not entitled to dividends. The 1992 Preferred Stock shall be redeemed by Active Power at such time as the Board of Directors determines, in its sole discretion, that Active Power has available funds in excess of anticipated needs. No dividends may be declared or paid on Common Stock so long as any shares of 1992 Preferred Stock are issued and outstanding. The redemption price of the 1992 Preferred Stock is $0.50 per share. Subject to the rights of the Series A, Series B, Series C, Series D and Series E Convertible Preferred Stock, in the event of involuntary liquidation, holders of the 1992 Preferred Stock shall be entitled to receive $0.50 per share, before any distribution of assets is made to holders of Common Stock.

Redeemable Convertible Preferred Stock

    The Series A, Series B, Series C, Series D, and Series E Redeemable Convertible Preferred Stock is convertible into Common Stock at the option of the holder at any time based upon the conversion price defined in the related Preferred Stock agreements. Each share of Convertible

                               ACTIVE POWER, INC.

Preferred Stock shall automatically be converted into shares of Common Stock in the event of a public offering whose offering price and whose gross proceeds equals or exceeds $7.88 per share and $20.0 million.

Redemption Rights

    Beginning in August 2002, the holders of the Series A, Series B, Series C, Series D and Series E Convertible Preferred Stock, upon proper election by the holders and notification to Active Power, may require Active Power to redeem such preferred stock in the following amounts:

              Redemption Period                       Number of Shares
              -----------------                       ----------------
   60 days after the date of the Redemption  One-third of the shares outstanding
    Notice (the "First Mandatory Redemption
    Date")
   First anniversary of the First Mandatory  One-half of the shares outstanding
    Redemption Date
   Second anniversary of the First           All remaining shares outstanding
    Mandatory Redemption Date

    Upon redemption, the holders of the Series A, Series B, Series C, Series D and Series E Convertible Preferred Stock shall be entitled to receive the greater of (i) the fair market value of the shares or (ii) $0.70, 0.94, 1.61, 2.80, and 5.25, respectively, plus any accrued or declared but unpaid dividends as of the redemption date. The redemption price shall be adjusted for all redemptions of shares made subsequent to the initial Redemption Date to include accrued interest at the prime rate published in The Wall Street Journal. The carrying value of redeemable convertible preferred stock is accreted to the estimated fair value using the interest method to the redemption date. The accretion is reflected as a charge to loss to common stockholders.

    In the event of voluntary or involuntary liquidation of Active Power, the holders of the Series A, Series B, Series C, Series D and Series E Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distributions of any of the assets of Active Power to the holders of the 1992 Preferred Stock and Common Stock, an amount for each share of $0.70, 0.94, 1.61, 2.80, and 5.25, respectively, plus accrued or declared but unpaid dividends.

Beneficial Conversion Feature

    The Series E Convertible Preferred Stock issuance price (after giving effect to the 2.16-for-1 Common Stock split ratio discussed in Note 12) was lower than the value determined subsequently by the board of directors. Active Power recorded this difference as a beneficial conversion feature, increasing net loss to common stockholders.

Voting Rights and Dividends

    The holders of Series A, Series B, Series C, Series D and Series E Convertible Preferred Stock are entitled to voting rights equal to Common Stock and shall accrue annual cumulative cash dividends of $0.056, $0.075, $0.129, $0.224 and $0.42 per share, respectively, payable prior and in preference to any dividends on Common Stock out of funds legally available. Cumulative dividends with respect to the Series A, Series B, Series C, Series D and Series E Preferred Stock shall cease to be payable if the Series A, Series B, Series C, Series D and Series E Convertible Preferred Stock are converted to Common Stock prior to August 2002 in connection with Active Power's sale of shares of Common Stock in a firm commitment underwritten initial public offering or upon approval of a sufficient number of Series A, Series B, Series C, Series D and Series E Convertible Preferred stockholders as determined in Active Power's Certificate of Incorporation.

                               ACTIVE POWER, INC.

    Changes in redeemable stocks are as follows:

                                                          Number of  Carrying
                                                           Shares      Value
                                                          --------- -----------
   Balance at December 31, 1996.........................  2,416,698 $ 4,960,436
     Stock issued for cash..............................  1,726,620   6,000,004
     Accretion of redeemable convertible preferred stock
      to redemption amount..............................        --      252,706
     Cumulative dividends...............................        --      573,076
                                                          --------- -----------
   Balance at December 31, 1997.........................  4,143,318  11,786,222
     Stock issued for cash..............................  1,652,894  10,000,008
     Accretion of redeemable convertible preferred stock
      to redemption amount..............................        --    1,505,400
     Cumulative dividends...............................        --    1,283,213
                                                          --------- -----------
   Balance at December 31, 1998.........................  5,796,212  24,574,843
     Stock issued for cash..............................  1,935,872  21,952,765
     Accretion of redeemable convertible preferred stock
      to redemption amount..............................        --    5,886,480
     Cumulative dividends...............................        --    1,820,421
                                                          --------- -----------
   Balance at December 31, 1999.........................  7,732,084 $54,234,509
                                                          ========= ===========

Warrants

    In March 1995, Active Power issued a warrant to purchase 432,000 shares of Common Stock with an exercise price of $0.07 per share. The warrant is exercisable from the date of issuance until the earlier of the consummation of a public offering of Common Stock or March 2002. In the event the holders of the Series A Convertible Preferred Stock have elected to require Active Power to redeem the outstanding Series A Convertible Preferred Stock, then the holders of Common Stock purchased under this warrant may require Active Power to repurchase such Common Stock at the greater of the exercise price plus any declared and unpaid dividends or the fair market value of the Common Stock at the Redemption Date. Because of this redemption provision, Active Power has classified these warrants as a liability at their estimated fair value and recorded the changes in fair value of $3.6 million against income in 1999. Active Power estimated the fair value of the warrants using the Black-Scholes pricing model with the following assumptions: expected volatility of 50%; expected life of 1 year, expected dividend yield of 0%, and risk-free rate of 6%.

    In November 1999, Active Power issued warrants to purchase 432,000 shares of Common Stock to two purchasers of the Series E Preferred Stock in conjunction with the placement of preferred stock and strategic alliance agreements with those stockholders. The warrants have exercise prices of $5.25 per share. The warrants were fully vested, non-forfeitable and exercisable upon issuance and expire in November 2006. Active Power estimated the fair value of the warrants using the Black-Scholes pricing model with the following assumptions: expected volatility of 50%, expected life of 1 year, expected dividend yield of 0%, and risk-free rate of 6%. Active Power expensed the estimated fair value of these warrants of approximately $1.4 million in 1999.

    At December 31, 1998 and 1999, 432,000 and 864,000 warrants to purchase shares of common stock were outstanding and exercisable, respectively.

                              ACTIVE POWER, INC.

    The exercise prices of the warrants is to be adjusted only for capital restructures and stock splits, and not for subsequent sales of Common Stock. The weighted average exercise price of warrants outstanding at December 31, 1999 was $2.67 per share. The weighted average fair value of warrants granted during the year ended December 31, 1999 was $3.19.

Stock Option Agreements

    Active Power has reserved approximately 5,443,200 shares of its Common Stock for issuance under its 1993 Stock Option Plan. The options are immediately exercisable upon grant and vest over periods ranging from immediate to four years. Active Power has repurchase rights for unvested shares purchased by optionees. At December 31, 1998 and 1999, 149,066 and 217,957 shares, respectively, that were purchased by optionees remained unvested and subject to repurchase.

    A summary of Common Stock option activity during the years ended December 31, 1997, 1998 and 1999 is as follows:

                                  Number of     Range of     Weighted-Average
                                   Shares    Exercise Prices Exercise Prices
                                  ---------  --------------- ----------------
   Outstanding at December 31,
    1996......................... 1,136,160   $.07 - $1.97        $ .15
     Granted..................... 1,452,060    .09 -   .16          .15
     Exercised...................  (216,540)   .07 -   .09          .09
     Canceled....................       --             --           --
                                  ---------   ------------        -----
   Outstanding at December 31,
    1997......................... 2,371,680    .07 -  1.97          .15
     Granted.....................   699,840    .16 -   .28          .23
     Exercised...................  (114,912)   .07 -   .28          .10
     Canceled....................   (56,160)   .09 -   .16          .16
                                  ---------   ------------        -----
   Outstanding at December 31,
    1998......................... 2,900,448    .07 -  1.97          .18
     Granted..................... 1,276,560    .42 -  1.04          .65
     Exercised...................  (739,735)   .07 -   .83          .19
     Canceled....................   (89,346)   .09 -  1.97          .29
                                  ---------   ------------        -----
   Outstanding at December 31,
    1999......................... 3,347,927   $.07 -  1.97        $ .35
                                  =========   ============        =====

    At December 31, 1999, 748,038 shares were available for future grants.

    The following is a summary of options outstanding and exercisable as of December 31, 1999:

                                                            Weighted
                                                             Average
                                                            Remaining  Weighted
     Range of                                              Contractual Average
     Exercise                                               Life (in   Exercise
      Prices                                      Number     years)     Price
     --------                                    --------- ----------- --------
   $1.85 - $1.97................................    30,240     3.9      $1.90
   $ .07 - $ .09................................   853,200     6.5        .09
   $ .16 - $ .42................................ 1,680,407     8.4        .25
   $ .56 - $1.04................................   784,080     9.9        .79
                                                 ---------     ---      -----
                                                 3,347,927     8.2      $ .35
                                                 =========     ===      =====

                               ACTIVE POWER, INC.

    Stock options vested as of December 31, 1998 and 1999 were 1,535,579 and 2,574,431, respectively.

    Of the stock options granted to employees during the year ended December 31, 1999, 1,275,480 had exercise prices below the fair value determined subsequently by the board of directors of the underlying shares of Common Stock on the date of grant. As a result, Active Power recorded unearned stock compensation of $7,061,267 of which $1,631,068 was amortized to non-cash compensation during the year ended December 31, 1999. The remaining unearned compensation will be recognized as non-cash compensation over the remaining vesting period of the options of approximately 3 years.

    Pro forma information regarding net loss is required by Statement No. 123, and has been determined as if Active Power had accounted for its employee stock options under the fair value method of Statement No. 123. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following assumptions.

                                                     Year ended December 31
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
   Risk-free interest rate.........................      6.5%     6.5%     6.5%
   Weighted-average expected life of the options...  7 years  7 years  7 years
   Dividend rate...................................        0%       0%       0%
   Assumed volatility..............................        0%       0%       0%
   Weighted average fair value of options granted:
     Exercise price equal to fair value of stock on
      date of grant................................  $   .06  $   .06  $   --
     Exercise price less than fair value of stock
      on date of grant.............................  $   --   $   --   $  5.77

    For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. Active Power's pro forma information under Statement No. 123 follows:

                                              Year ended December 31
                                       --------------------------------------
                                          1997         1998          1999
                                       -----------  -----------  ------------
   Pro forma stock-based compensation
    expense..........................  $    15,977  $    35,726  $  1,712,263
   Pro forma net loss................  $(3,754,395) $(6,014,504) $(10,269,539)
   Pro forma net loss to common
    stockholders.....................  $(4,580,178) $(8,803,117) $(39,929,205)
   Pro forma basic and diluted loss
    per share........................  $      (.48) $      (.90) $      (3.99)

    Option valuation models incorporate highly subjective assumptions. Because changes in the subjective assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of Active Power's employee stock options. Because the determination of fair value of all employee stock options granted after such time as Active Power becomes a public entity will include an expected volatility factor and because, for pro forma disclosure purposes, the estimated fair value of Active Power's employee stock options is treated as if amortized to expense over the options' vesting period, the effects of applying Statement No. 123 for pro forma disclosures are not necessarily indicative of future amounts.

                               ACTIVE POWER, INC.

    Common stock reserved at December 31, 1999 consists of the following:

   For conversion of Convertible Preferred Stock..................... 18,423,266
   For exercise of Common Stock Warrants.............................    864,000
   For issuance under the 1993 Stock Option Plan.....................  5,443,200

5. Income Taxes

    At December 31, 1999, Active Power has net operating loss carryforwards of approximately $14,432,000 for federal tax reporting purposes and research and development credit carryforwards of approximately $391,000. The net operating loss and research and development credit carryforwards begin to expire in 2007. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Significant components of Active Power's deferred tax liabilities and assets as of December 31 are as follows:

                                                         1998         1999
                                                      -----------  -----------
   Deferred tax liabilities:
     Capital expenses...............................  $    35,000  $       --
   Deferred tax assets:
     Capital expenses...............................          --        71,000
     Deferred compensation..........................       19,000      511,000
     Reserves and allowances........................      128,000      461,000
     Net operating loss and tax credit
      carryforwards.................................    4,787,000    5,730,000
     Other..........................................        3,000       34,000
                                                      -----------  -----------
   Total deferred tax assets........................    4,937,000    6,807,000
   Valuation allowance for net deferred tax assets..   (4,902,000)  (6,807,000)
                                                      -----------  -----------
   Net deferred taxes...............................  $       --   $       --
                                                      ===========  ===========

    Active Power has established a valuation allowance equal to the net deferred tax assets because of uncertainties regarding its ability to generate sufficient taxable income during the carryforward period to utilize the net operating loss carryforwards.

    Active Power's benefit for income taxes differs from the expected benefit amount computed by applying the statutory federal income tax rate of 34% to loss before taxes due to the following:

                                Year Ended
                                December 31
                             ---------------------
                             1997    1998    1999
                             -----   -----   -----
   Federal statutory rate..  (34.0)% (34.0)% (34.0)%
   Non-cash compensation
    expense................    --      --     17.4
   State taxes, net of
    federal benefit........   (3.0)   (3.0)   (1.5)
   Permanent items and
    other..................   (1.3)   (1.8)    (.6)
   Change in valuation
    allowance..............   38.3    38.8    18.7
                             -----   -----   -----
                               0.0%    0.0%    0.0%
                             =====   =====   =====

                               ACTIVE POWER, INC.

6. Note Payable

    On March 21, 1997, Active Power entered into a $350,000 note payable agreement with a financial institution. This note bears interest at 15.132%, is secured by furniture and equipment and is payable in monthly installments of principal and interest of $11,013 maturing March 1, 2000 with a final payment of $35,000.

7. Commitments

    Active Power leases its office facility under an operating lease agreement. The office space and manufacturing facilities lease is noncancelable and obligates Active Power to pay taxes and maintenance costs. In addition, Active Power leases certain equipment under a noncancelable lease.

    Future minimum payments under these leases at December 31, 1999 are as follows:

   2000............................................................. $  341,393
   2001.............................................................    380,817
   2002.............................................................    392,777
   2003.............................................................     98,194
                                                                     ----------
   Total future minimum lease payments.............................. $1,213,181
                                                                     ==========

    Rent expense for the years ended December 31, 1997, 1998, and 1999 was $147,324, $276,637, and $353,502, respectively.

    Active Power entered into a consulting services agreement with the Chairman of the board of directors. In accordance with the consulting agreement, the Chairman receives $6,250 in consulting fees monthly. During 1997, 1998 and 1999, Active Power paid $75,000 in fees per year under this agreement.

8. Employee Benefit Plan

    In 1996, Active Power established a 401(k) Plan that covers substantially all full-time employees. Company contributions to the plan are determined at the discretion of the Board of Directors and vest ratably over five years of service starting after the first year of employment. Active Power did not contribute to this plan in 1997, 1998, and 1999.

9. Line of Credit

    On August 3, 1999, Active Power entered into a line of credit agreement with a financial institution in the amount of $1,000,000. There are no amounts outstanding under this line of credit at December 31, 1999. The line of credit bears interest at the lender's prime rate and matures on August 2, 2000. The line of credit is secured by Active Power's tangible property.

10. Development Funding

    During January 1999, Active Power entered into a contract development agreement with a third party. In accordance with the agreement, the third party provided funding to allow Active Power to accelerate development of its products in a certain market application in exchange for the third party obtaining exclusive marketing rights for the product in that application. The exclusive marketing

                               ACTIVE POWER, INC.

rights are subject to the third party meeting specified minimum orders of the product. The two companies share ownership of the resulting intellectual property. Active Power completed the contract in 1999 and collected the full $5,000,000 development funding specified in the contract, which it recognized as it achieved the product performance milestones specified in the agreement. Active Power does not separately account for efforts spent by its engineers on research and development by the various project. Because this project involved development of Active Power's product already contemplated by management and for which Active Power co-owns the resulting intellectual property, all of the costs associated with this contract are classified in research and development expense.

11. Geographic Information

    Revenues for the year ended December 31 were as follows:

                                                      1997     1998      1999
                                                    -------- -------- ----------
   United States................................... $137,590 $867,775 $6,014,411
   Foreign countries...............................      --    47,543     32,400
                                                    -------- -------- ----------
     Total......................................... $137,590 $915,318 $6,046,811
                                                    ======== ======== ==========

    Revenues from foreign countries above represent shipments to customers located primarily in Europe. Active Power has no property, plant or equipment located outside the United States.

12. Subsequent Events

    During the six months ended June 30, 2000, Active Power granted 1,101,924 stock options to employees with exercise prices below the fair value determined subsequently by the board of directors of the underlying shares and, accordingly, recorded $8,781,404 additional unearned stock compensation which will be recognized as non-cash compensation over the options' vesting period of four years.

    In March 2000, Active Power reincorporated in Delaware. In conjunction with the reincorporation, all of the $0.01 par value shares held by the common and preferred stockholders were automatically converted into two $0.001 par value shares of the corresponding common or preferred stock of the Delaware corporation. On July 13, 2000, Active Power's Board of Directors approved a 2.16-for-1 common stock split in the form of a dividend of 1.16 shares of common stock for each share of common stock outstanding on July 20, 2000. All share and per share amounts in the financial statements and accompanying notes have been restated to reflect the reincorporation and stock split as if they had taken place at the inception of Active Power.

                              [INSIDE BACK COVER]

[Description of graphics: This graphic depicts "The CleanSource Flywheel Technology" and is an expanded view with a cross-section showing the components of the Active Power flywheel assembly.]

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   7
Cautionary Note Regarding Forward-Looking
 Statements..............................................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  26
Management...............................................................  39
Related Transactions.....................................................  49
Principal and Selling Stockholders.......................................  52
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  59
Underwriting.............................................................  62
Legal Matters............................................................  65
Experts..................................................................  65
Where You Can Find Additional Information About Active Power.............  65
Index to Financial Statements............................................ F-1

                                ---------------

   Through and including     , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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                               8,000,000 Shares
                              Active Power, Inc.
                                 Common Stock

                                ---------------

                            [LOGO OF ACTIVE POWER]

                                ---------------

                             Goldman, Sachs & Co.
                              Merrill Lynch & Co.
                          Morgan Stanley Dean Witter
                              CIBC World Markets


                      Representatives of the Underwriters

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee. No portion of the costs and expenses is being borne by the selling stockholder.

   SEC registration fee............................................. $   38,861
   NASD fee.........................................................     15,220
   Nasdaq National Market listing fee...............................     90,000
   Printing and engraving expenses..................................    250,000
   Legal fees and expenses..........................................    500,000
   Accounting fees and expenses.....................................    250,000
   Blue sky fees and expenses.......................................      2,500
   Transfer agent fees..............................................     10,000
   Miscellaneous....................................................     15,000
                                                                     ----------
     Total.......................................................... $1,171,581
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against reasonable expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

    Article V of our Amended and Restated Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

    Reference is made to Section 8 of the underwriting agreement, the form of which is filed as Exhibit 1.1 hereto, pursuant to which the underwriters have agreed to indemnify our officers and directors against certain liabilities under the Securities Act.

    We have entered into Indemnification Agreements with each director, a form of which is filed as Exhibit 10.1 to this Registration Statement. Pursuant to such agreements, we will be obligated, to the extent permitted by applicable law, to indemnify such directors against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or assumed certain responsibilities at the direction of us. We also intend to purchase additional directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

Item 15. Recent Sales of Unregistered Securities

    Since April 1, 1997, we have issued unregistered securities to a number of people as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 in accordance with compensatory benefit plans and contracts relating to compensation as provided under Rule
701. The recipients of securities in each transaction represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in the transactions. All recipients had adequate access, through their relationship with us, to information about us. The following common stock share amounts, the weighted average exercise price and the exercise price per share of the shares of common stock issued under our 1993 Stock Option Plan, as amended, are adjusted to reflect the exchange of each share of common stock and preferred stock issued by our predecessor Texas corporation for two shares of a similar series of common stock or preferred stock in the successor Delaware corporation. In addition, although the number of shares of preferred stock will not be affected by our 2.16-for-1 common stock split to be effected prior to the date of this offering, as a result of this stock split each share of our Series C, Series D and Series E preferred stock will automatically adjust and become convertible into 2.16 shares of our common stock upon the consummation of this offering.

  1. In July 1997, we issued 1,726,620 shares of Series C Convertible Preferred Stock for $3.475 per share, for an aggregate purchase price of $6,000,004. The following stockholders purchased our Series C Convertible Preferred Stock: CenterPoint Venture Partners, L.P.; funds affiliated with Advent International Corporation; SSM Venture Partners, L.P.; and funds affiliated with Austin Ventures.

  2. In June 1998, we issued 1,652,894 shares of Series D Convertible Preferred Stock for $6.05 per share, for an aggregate purchase price of $10,000,008. The following stockholders purchased our Series D Convertible Preferred Stock: Rho Management Trust I; CenterPoint Venture Partners, L.P.; funds affiliated with Advent International Corporation; SSM Venture Partners, L.P.; funds affiliated with Austin Ventures; Sevin Rosen Management Company; and several accredited investors.

  3. In November 1999, we issued 1,935,872 shares of Series E Convertible Preferred Stock for $11.34 per share, for an aggregate purchase price of $21,952,765. The following stockholders purchased our Series E Convertible Preferred Stock: Stephens-Active Power, LLC; ECT Merchant Investments Corp.; Rho Management Trust I; CenterPoint Venture Fund II, L.P.; funds affiliated with SSM Venture Partners; funds affiliated with Austin Ventures; funds affiliated with Advent International Corporation; and a number of accredited investors.

  4. In November 1999, in connection with the sale of Series E preferred stock, we issued warrants to purchase an aggregate of 432,000 shares of Common Stock at an exercise price of $5.25 per share to Enron North America Corp. and Stephens Group, Inc.

  5. Through June 30, 2000, we have issued and sold 2,350,266 shares of our Common Stock to directors, employees and consultants upon the exercise of options granted under our 1993 Stock Option Plan at a weighted average exercise price of $0.23.

  6. In May 2000, we issued 432,000 shares of our common stock at an exercise price of $0.07 per share to SSM Venture Partners upon the exercise of a warrant issued to SSM Venture Partners in 1995.

  7. From time to time during the past three years, we have granted options to purchase common stock to employees, directors and consultants. The following table sets forth information regarding these grants.

                                                        Number of Exercise Price
                                                         Shares     Per Share
                                                        --------- --------------
      September 17, 1997 to April 30, 1998............. 1,466,640     $ .16
      June 11, 1998 to December 10, 1998...............   393,120       .28
      March 1, 1999 to June 17, 1999...................   468,720       .42
      September 9, 1999................................   192,240       .56
      November 11, 1999................................   518,400       .83
      December 9, 1999 to February 29, 2000............   737,424      1.04
      March 9, 2000....................................   129,600      1.39
      April 13, 2000...................................   235,440      4.17
      May 11, 2000 to June 30, 2000....................   174,420      6.94

Item 16. Exhibits and Financial Statement Schedules.

    (a) Exhibits.

  1.1*  Form of Underwriting Agreement

  1.2** Form of Letter Agreement regarding the Directed Share Program by and between Active Power, Inc. and Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.

  3.1*  Form of Amended and Restated Certificate of Incorporation

  3.2*  Form of Amended and Restated Bylaws

  4.1*  Specimen certificate for shares of Common Stock

  4.2*  Warrant to Purchase Common Stock issued to Enron North America Corp.

  4.3*  Warrant to Purchase Common Stock issued to Stephens Group, Inc.

  5.1*  Opinion of Brobeck, Phleger & Harrison LLP

 10.1*  Form of Indemnity Agreement

 10.2*  Active Power, Inc. 2000 Stock Incentive Plan

 10.3*  Active Power, Inc. 2000 Employee Stock Purchase Plan

 10.4*  Second Amended and Restated Investors' Rights Agreement by and between
        Active Power, Inc. and certain of its stockholders

 10.5*  Consulting Services Agreement by and between Active Power and Eric L.
        Jones

 10.6+* Phase II Development and Phase III Feasibility Agreement by and between
        Active Power, Inc. and Caterpillar Inc.

 10.7*  Credit Terms and Conditions by and between Active Power, Inc. and
        Imperial Bank

 10.8*  Security and Loan Agreement by and between Active Power, Inc. and
        Imperial Bank

 10.9*  Lease Agreement by and between Active Power, Inc. and Braker Phase III,
        Ltd.

 10.10* First Amendment to Lease Agreement by and between Active Power, Inc.
        and Braker Phase III, Ltd.

 10.11* Second Amendment to Lease Agreement by and between Active Power, Inc.
        and Braker Phase III, Ltd.

 10.12* Third Amendment to Lease Agreement by and between Active Power, Inc.
        and Braker Phase III, Ltd.


 10.13* Fourth Amendment to Lease Agreement by and between Active Power, Inc.
        and Metropolitan Life Insurance Company

 10.14* Fifth Amendment to Lease Agreement by and between Active Power, Inc.
        and Metropolitan Life Insurance Company

 10.15* Sublease Agreement by and between Active Power, Inc. and Video
        Associates Laboratories, Inc.
 10.16* Employee offer letter (including severance arrangements) from Active
        Power, Inc. to David S. Gino

 23.1*  Consent of Ernst & Young LLP

 23.2*  Consent of Brobeck, Phleger & Harrison LLP (Reference is made to
        Exhibit 5.1)

 24.1*  Power of Attorney (see page II-5)

 27.1*  Financial Data Schedule

--------

*  Previously filed.

** Filed herewith.

+ The Commission has granted confidential treatment as to certain provisions of this exhibit. Omitted material for which confidential treatment was granted was filed separately with the Commission.

Item 17. Undertakings.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the DGCL, our Certificate of Incorporation or our Bylaws, the underwriting agreement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    We hereby undertake that:

  1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of Austin, state of Texas, on August 7, 2000.

                                          ACTIVE POWER, INC.

                                          By: /s/ Joseph F. Pinkerton, III
                                             __________________________________
                                                 Joseph F. Pinkerton, III
                                                 President and Chief Executive
                                                 Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                 Name                            Title                   Date
                 ----                            -----                   ----


   /s/ Joseph F. Pinkerton, III        President, Chief Executive   August 7, 2000
______________________________________  Officer and Director
       Joseph F. Pinkerton, III         (Principal Executive
                                        Officer)


        /s/ David S. Gino              Chief Financial Officer      August 7, 2000
______________________________________  (Principal Financial and
            David S. Gino               Accounting Officer)


                 *                     Chairman of the Board        August 7, 2000
______________________________________
            Eric L. Jones


                 *                     Director                     August 7, 2000
______________________________________
         Richard E. Anderson


                 *                     Director                     August 7, 2000
______________________________________
            Rodney S. Bond


                 *                     Director                     August 7, 2000
______________________________________
           Lindsay R. Jones


                 *                     Director                     August 7, 2000
______________________________________
           Jan H. Lindelow


                 *                     Director                     August 7, 2000
______________________________________
           Terrence L. Rock

        /s/ David S. Gino
*By: _________________________________
            David S. Gino

           Attorney-in-Fact

                               INDEX TO EXHIBITS


 Exhibit
   No.                                 Description
 -------                               -----------

  1.1*   Form of Underwriting Agreement

  1.2** Form of Letter Agreement regarding the Directed Share Program by and between Active Power, Inc. and Merrill Lynch, Pierce, Fenner & Smith
         Incorporated

  3.1*   Form of Amended and Restated Certificate of Incorporation

  3.2*   Form of Amended and Restated Bylaws

  4.1*   Specimen certificate for shares of Common Stock

  4.2*   Warrant to Purchase Common Stock issued to Enron North America Corp.

  4.3*   Warrant to Purchase Common Stock issued to Stephens Group, Inc.

  5.1*   Opinion of Brobeck, Phleger & Harrison LLP

 10.1*   Form of Indemnity Agreement

 10.2*   Active Power, Inc. 2000 Stock Incentive Plan

 10.3*   Active Power, Inc. 2000 Employee Stock Purchase Plan

 10.4*   Second Amended and Restated Investors' Rights Agreement by and between
         Active Power, Inc. and certain of its stockholders

 10.5*   Consulting Services Agreement by and between Active Power and Eric L.
         Jones

 10.6+* Phase II Development and Phase III Feasibility Agreement by and between Active Power, Inc. and Caterpillar Inc.

 10.7*   Credit Terms and Conditions by and between Active Power, Inc. and
         Imperial Bank

 10.8*   Security and Loan Agreement by and between Active Power, Inc. and
         Imperial Bank

 10.9*   Lease Agreement by and between Active Power, Inc. and Braker Phase
         III, Ltd.

 10.10*  First Amendment to Lease Agreement by and between Active Power, Inc.
         and Braker Phase III, Ltd.

 10.11*  Second Amendment to Lease Agreement by and between Active Power, Inc.
         and Braker Phase III, Ltd.

 10.12*  Third Amendment to Lease Agreement by and between Active Power, Inc.
         and Braker Phase III, Ltd.

 10.13*  Fourth Amendment to Lease Agreement by and between Active Power, Inc.
         and Metropolitan Life Insurance Company

 10.14*  Fifth Amendment to Lease Agreement by and between Active Power, Inc.
         and Metropolitan Life Insurance Company

 10.15*  Sublease Agreement by and between Active Power, Inc. and Video
         Associates Laboratories, Inc.

 10.16*  Employee offer letter (including severance arrangements) from Active
         Power, Inc. to David S. Gino

 23.1*   Consent of Ernst & Young LLP

 23.2*   Consent of Brobeck, Phleger & Harrison LLP (Reference is made to
         Exhibit 5.1)

 24.1*   Power of Attorney (see page II-5)

 27.1*   Financial Data Schedule

--------
* Previously filed.
** Filed herewith.

+ The Commission has granted confidential treatment as to certain provisions of this exhibit. Omitted material for which confidential treatment was granted was filed separately with the Commission.